                                                                Exhibit 10.3

                            ASSET PURCHASE AGREEMENT

       This Asset Purchase Agreement ("Agreement") dated September 30, 1994 is among Drilex Holdings Corp., a Delaware corporation ("Parent"), Cobb Directional Drilling Company, L.L.C., a Delaware limited liability company ("Buyer" and, together with Parent, the "Buyer Parties"), Cobb Directional Drilling Company, Inc., a Louisiana corporation ("Cobb"), and Posi-Trak Mud Motors, Inc., a Louisiana corporation ("Posi-Trak") (individually or collectively, "Seller"), and Archie A. Cobb, III ("Stockholder" and, together with Seller, the "Seller Parties").

       WHEREAS, Seller is engaged in the business (the "Business") of directional drilling and related sales and services;

       WHEREAS, Parent and Cobb have formed Buyer for the purpose of Buyer's acquisition of substantially all Seller's assets except as set forth herein;

       WHEREAS, Parent desires to acquire a portion of Posi-Trak's assets used in the Business and to contribute those acquired assets to the Buyer as a capital contribution;

       WHEREAS, Buyer desires to acquire by purchase the remainder of Posi-Trak's assets used in the Business;

       WHEREAS, Cobb desires to contribute to Buyer as a capital contribution all of its assets used in the Business; and

       WHEREAS, Parent is to own 66-2/3% of the limited liability company interests in Buyer ("LLC Interests") and Cobb is to own 33-1/3% of the LLC Interests in Buyer;

       NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the parties agree as follows:


                                   ARTICLE I

                                    CLOSING

       Section 1.1 Closing. The closing of the purchase and sale provided for herein (the "Closing") is taking place on September 30, 1994 ("Closing Date") at the offices of Baker & Botts, L.L.P., Houston, Texas, concurrently with the execution and delivery hereof.

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                                  ARTICLE II

                          PURCHASE, SALE AND DELIVERY

       Section 2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, (i) Posi-Trak is selling, transferring, conveying, assigning and delivering to Buyer, and Buyer is acquiring and purchasing from Posi-Trak, an undivided 36% interest in the Purchased Assets (as defined below) held by Posi-Trak, (ii) Cobb is transferring, conveying, assigning and delivering to Buyer as a contribution to the capital of Buyer, and Buyer is acquiring from Cobb, the Purchased Assets held by Cobb, (iii) Posi-Trak is selling, transferring, conveying, assigning and delivering to Parent, and Parent is acquiring and purchasing from Posi-Trak, an undivided 64% interest in the Purchased Assets held by Posi-Trak and (iv) immediately following such acquisition by Parent, Parent is transferring, conveying, assigning and delivering to Buyer as a capital contribution such undivided 64% interest in the Purchased Assets previously held by Posi-Trak. Parent, Buyer and Seller agree that immediately following the Closing, all of the Purchased Assets shall be owned by Buyer, and Parent consents to the Posi-Trak's conveyance of Parent's interest in the Purchased Assets directly to Buyer in order to avoid multiple conveyancing. For purposes of this Agreement, the term "Purchased Assets" shall mean all of Seller's assets (whether or not included below), including the following assets, properties and rights of Seller:

       (a) All mud motors, drill collars, stabilizers, subs, tools, raw materials and supplies (collectively, the "Inventory"), a summary listing of which as of June 30, 1994 is attached as Schedule 2.1(a);

       (b) All other tools, equipment, machinery, dies, furniture, fixtures, automobiles, trucks, service equipment, computer equipment and leasehold improvements (the "Fixed Assets"), a listing of which is attached as
     Schedule 2.1(b);

       (c) All contracts and agreements that are listed on Schedule 2.1(c) (the "Contracts");

       (d) All of Seller's rights accruing from and after the Closing Date to each order or other contract, agreement or commitment for the provision of services or the sale of goods that (i) was entered into in the ordinary course of business and is unfilled or underway as of the Closing Date and
     (ii) is listed on Schedule 2.1(d) ("Service Contracts");

       (e) All of Seller's rights accruing from and after the Closing Date to each purchase order or other contract, agreement or commitment for the purchase of Inventory that (i) was entered into in the ordinary course of business and is unfilled as of the Closing Date and (ii) is listed on
     Schedule 2.1(e) ("Purchase Contracts");

       (f) All rights of Seller under express or implied warranties, if any, from the suppliers of Seller, manufacturers or others with respect to the Purchased Assets; provided, however, that such transfer shall be dissolved to the extent, but only to the

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     extent, necessary to permit any claim by Seller for indemnity or contribution from such persons with respect to any claim for which Seller is liable;

       (g) All intellectual property, including patents, trademarks, trade names (including, without limitation, "Cobb Directional Drilling" and "Posi-Trak Mud Motors"), copyrights, blueprints, drawings, computer software and similar items, together with any goodwill associated therewith and all rights of action on account of past, present, and future unauthorized use or infringement thereof, a listing of which is attached as Schedule 2.1(g);

       (h) The leases of real property that are listed on Schedule 2.1(h) (the "Assigned Leases");

       (i) Except as set forth below, deposits and other current assets, a listing of which is attached hereto as Schedule 2.1(i);

       (j) All real property, including all buildings and other improvements thereon, a listing of which is attached hereto as Schedule 2.1(j); and

       (k) All books, operating and financial records, correspondence, files, customer and vendor lists, sales brochures and other data.

       Section 2.2 Excluded Assets. Notwithstanding Section 2.1, the Purchased Assets shall not include, and Buyer will not acquire or purchase, any of the following (collectively, the "Excluded Assets"):

       (a) Any cash or cash equivalents, including checking and savings accounts, certificates of deposit and any other funds on deposit with any bank, savings and loan or other financial institution;

       (b) Any minute books or stock records of Seller;

       (c) Any accounts receivable or notes payable ("Accounts Receivable");

       (d) The hunting camp, including all buildings and other improvements thereon, located in Woodville, Mississippi described on Schedule 2.2 (the "Hunting Camp");

       (e)  Any airplanes owned by Seller;

       (f) The "split-dollar" life insurance policy on the life of Archie A. Cobb, III described on Schedule 2.2;

       (g) Four shares of stock in Woodstock Hunting Club, Inc.; and

       (h) Any other assets listed on Schedule 2.2.

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       Section 2.3  Purchase Price.  The purchase price being paid at the
Closing for the Purchased Assets (the "Purchase Price") is $8,250,000, payable in accordance with the following provisions. At the Closing:

  (a)  Parent is:

          (i) paying the sum of $1,333,330 in cash to Posi-Trak by wire transfer to the account designated in writing by Posi-Trak;

          (ii) delivering to Posi-Trak 133,333 shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock"), with an agreed value of $10.00 per share or $1,333,330; and

         (iii) delivering to Posi-Trak a promissory note of Parent (the "Note") in substantially the form of Exhibit A in the principal amount of $1,333,340, which Note shall be secured by the Security Agreement (as defined in Section 2.4); and

  (b)  Buyer is:

       (i) paying the sum of $2,250,000 in cash to Posi-Trak by wire transfer to the account designated in writing by Posi-Trak, which sum is being obtained by Buyer from a third-party lender as described in Section 2.6; and

       (ii) delivering to Cobb 200,000 shares of LLC Interest (representing one-third of the outstanding LLC Interests), as described in
               Section 2.5(d), with an aggregate agreed value of $2,000,000.

       Section 2.4 Security Agreement. The Note shall be entitled to the benefits of a security agreement executed by Parent (the "Security Agreement") in substantially the form of Exhibit B, pursuant to which Parent will secure the Note with its now owned or hereafter acquired LLC Interest in Buyer.

       Section 2.5 Formation of Buyer. (a) Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, Parent and Cobb are organizing Buyer as a limited liability company under the laws of the State of Delaware, with a limited liability company agreement (the "LLC Agreement") in substantially the form of Exhibit C.

       (b) The LLC Agreement includes provisions with respect to, among other things, (i) the distribution of cash by Buyer to holders of LLC Interests, (ii) options to purchase and sell LLC Interests in Buyer and (iii) provisions relating to the management of Buyer.

       (c) In connection with the formation of Buyer, Parent is receiving an LLC Interest of 400,000 shares in exchange for its contribution to the capital of the Buyer of an

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undivided 64% interest in the Purchased Assets previously held by Posi-Trak and sold to Parent as described in Section 2.1.

       (d) In connection with the formation of Buyer, Seller is receiving an LLC Interest of 200,000 shares as part of the Purchase Price pursuant to Section 2.3(b)(ii).

       Section 2.6 Credit Agreement. At the Closing, Buyer is borrowing at least $2,250,000 from Texas Commerce Bank National Association pursuant to a credit agreement (the "Credit Agreement"). Any guarantee of the Credit Agreement by Parent or Stockholder shall (i) be proportionate based on ownership in Buyer and (ii) in the case of Cobb, terminate upon Cobb's no longer owning an LLC Interest in Buyer.

       Section 2.7 Audit. Prior to the Closing, Deloitte & Touche (the "Accounting Firm") has conducted an audit of the combined financial statements of Seller as of June 30, 1994 and for the twelve months then ended, in accordance with generally accepted auditing standards and generally accepted accounting principles ("GAAP").

       Section 2.8 Transition Allocation. It is recognized that Seller does not bill for certain jobs or discrete portions thereof until the job or portion is completed. Accordingly, all such jobs pending as of the Closing Date will be prorated between Buyer and Seller on a straight line basis, using the number of days involved in such job or portion. Third-party accounts payable with respect to these jobs will be prorated in the same manner. Buyer will not, however, be responsible for losses occurring on a job prior to Closing, and Seller will not be responsible for losses occurring after Closing.

       Section 2.9 Employment Agreement. At the Closing, Archie A. Cobb, III and Buyer are entering into an employment agreement (the "Employment Agreement") in substantially the form of Exhibit D. Under the Employment Agreement, Mr. Cobb will receive an annual salary of $150,000 per year and be entitled to participate in benefit plans commensurate with those offered to Parent's employees generally. The initial term of the Employment Agreement is five years (unless Mr. Cobb is terminated for cause as defined therein). The Employment Agreement also contains a five-year noncompetition agreement commencing upon the termination of Mr. Cobb's employment.

       Section 2.10 Lease of Real Property to be Leased. Promptly after the Closing, Cobb (as lessor) and Buyer (as lessee) will enter into a lease agreement (the "Hunting Camp Lease") with respect to the Hunting Camp, which will provide Buyer the right to use the Hunting Camp rent-free for use in marketing and operations.

       Section 2.11 Stockholders' Agreement. At the Closing, Stockholder, Parent and DRLX Partners, L.P. are entering into a stockholders' agreement in substantially the form of Exhibit E.

       Section 2.12 Allocation Reporting. Buyer and Seller agree to report the allocation of the Purchase Price among the Purchased Assets and the covenant not to compete contained in Section 6.2 as set forth in an allocation furnished by Parent within 90 days after the Closing. As soon as practicable after the Closing Date, Seller and Buyer shall

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jointly prepare IRS Form 8594 to report the allocation of the Purchase Price in conformity with the preceding sentence which reflects, among other things, the agreed fair market value of the Purchased Assets. Each party hereto agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation that differs from that set forth in this Section 2.12.

       Section 2.13 Condition to Transfer of Contracts. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing Seller is not assigning to Buyer any Contract, Agreement (as defined below) or other right which by its terms requires the consent of any other party unless such consent has been obtained prior to the Closing. With respect to each such unassigned Contract, Agreement or right, after the Closing Seller shall continue as the prime contracting party and, if requested by Buyer or Parent, shall use its reasonable efforts to obtain the consent of all required parties to the assignment of such Contract, Agreement or right, but Buyer shall be entitled to the benefits of such Contract, Agreement or right accruing after the Closing to the extent that Seller may provide Buyer with such benefits without violating the terms of such Contract, Agreement or right, and Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such Contract, Agreement or right the benefits of which Buyer is receiving after the Closing Date.

       Section 2.14 Taxes Upon Conveyance and Transfer. Seller shall pay all sales, use, transfer or similar taxes payable in connection with the sale, transfer and assignment of the Purchased Assets to Parent and to Buyer; provided that the foregoing shall not apply to any use tax resulting from the transfer into Louisiana after the Closing of assets located outside of Louisiana at the Closing.

       Section 2.15 Other Taxes, Utilities and Assessments; Other Allocations. Any real estate taxes, personal property taxes or assessments with respect to the Purchased Assets, any charges for utilities or similar costs or assessments, common area maintenance reimbursements to lessors, local business or other license fees or taxes and other similar periodic charges and all payments under the Assigned Leases and the Contracts shall be prorated through the Closing Date (based on estimates or the most recent amounts paid), with Seller being responsible for all of such prorated charges attributable to the period prior to the Closing Date and Buyer being responsible for post-closing prorations. Promptly upon receipt, Buyer or Seller, as appropriate, shall provide the other with copies of all bills for such items for which the other party is responsible pursuant to this Section. The resulting amount payable by Buyer or Seller shall be paid promptly upon demand by the party hereto to whom such payment is owed.

       Section 2.16 Accounts Receivable and Bank Account. (a) For a period of 180 days following the Closing Date (the "Collection Period"), Buyer shall use efforts consistent with Seller's past practices to collect for Seller's account as Seller's agent all Accounts Receivable, and Seller hereby authorizes Buyer to undertake such collection efforts on Seller's behalf during the Collection Period and, if necessary, to endorse with the name of Seller any checks received on account of any such receivables or other items.

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       (b) All amounts received by Buyer after the Closing on account of any
Accounts Receivable in existence prior to the Closing shall be promptly paid to Seller until the expiration of the Collection Period. At the expiration of the Collection Period, Seller shall retain (without recourse to any Buyer Party) all uncollected Accounts Receivable and shall take over any collection efforts desired by Seller.

       Section 2.17 Mail Received After Closing. Following the Closing Buyer may receive and open all mail addressed to Seller and, to the extent that such mail and the contents thereof relate to the Business or the Purchased Assets, deal with the contents thereof in its discretion. Buyer shall notify Seller of (and provide Seller copies of) any mail that on its face obliges any Seller Party to take any action.


                                  ARTICLE III

                          LIABILITIES AND OBLIGATIONS

       Section 3.1 Obligations Assumed. As part of the consideration for the Purchased Assets, and subject to Section 3.2, Buyer shall assume Seller's obligations that accrue after the Closing Date under Contracts listed in
Schedule 2.1(c), under the Service Contracts listed on Schedule 2.1(d), under the Purchase Contracts listed on Schedule 2.1(e) and under the Assigned Leases listed on Schedule 2.1(h), in each case if but only if they are assigned or transferred to Buyer.

       Section 3.2 Liabilities and Obligations Not Assumed. Other than as specifically set forth in Section 3.1 above, Buyer assumes no obligation whatsoever of Seller, and Buyer expressly disclaims the assumption of any liability of any type whatsoever of Seller or in connection with any of Seller's assets or business operations, including without limitation (i) any and all tax liabilities accruing on or before the Closing Date in connection with any Purchased Asset or otherwise, (ii) any and all liabilities arising from or under any environmental laws, including but not limited to federal environmental statutes (and associated rules and regulations) such as the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.) ("RCRA"), the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
(S) 9601 et seq.) ("CERCLA"), Superfund, Clean Air Act, Clean Water Act, Safe Drinking Water Act, Community Right to Know Act, or OSHA, or otherwise, or any similar state or local environmental laws, rules or regulations, (iii) any and all liabilities in connection with any claim by any person, entity or agency claiming to have suffered any environmental damage or harm of any type, including any actual or alleged damage or harm to groundwater, surface water, well water, ground, soil, or the atmosphere, or otherwise relating to any Hazardous Substance (as hereafter defined), (iv) any and all employment or personnel-related liabilities whatsoever of Seller, including, but not limited to, any liability under any employment contract, liability for wages or salary, liability for bonuses or commissions, liability for severance (including without limitation as a result of this transaction), COBRA liability, OSHA liability, liability for disabled individuals, workers' compensation liability, ERISA obligations or liability, WARN Act liability, sick pay, vacation accruals, or similar matters, liability under any profit sharing plan, liability under any pension plan, liability under any welfare benefit plan, or liability for any

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claims alleging illegal discrimination of any type, (v) any indebtedness of
Seller and (vi) any liability or obligation (contingent or otherwise) of Seller arising out of any claim, litigation or proceeding threatened or pending on or before the Closing Date or out of any claim, litigation or proceeding threatened or initiated after the Closing Date to the extent based on or caused by any act or omission occurring, or condition or circumstances existing, prior to the Closing Date, or any condition caused by any act or omission occurring prior to the Closing Date, or any service provided by Seller or product sold or manufactured by Seller (including all product liability and warranty claims and product returns with respect thereto).


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

       The Seller Parties, jointly and severally, represent and warrant to Buyer and Parent the following:

       Section 4.1 Corporate Status and Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of Louisiana, with full corporate power and authority under its certificate or articles of incorporation and by-laws to own and lease its properties and to conduct business as the same exists. Each Seller is duly qualified to do business as a foreign corporation in all states in which the nature of its business requires such qualification and the failure to do so would have an adverse effect on such Seller or the Purchased Assets.

       Section 4.2 Authorization. Each Seller Party has full corporate power and authority under its certificate or articles of incorporation and by-laws, and its board of directors and stockholders have taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligation of such Seller Party enforceable in accordance with its terms.

       Section 4.3 Non-Contravention. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any law, the charter or bylaws of any Seller Party or any provision of any agreement or instrument to which any Seller Party is a party. Stockholder owns 100% of the outstanding voting securities of each Seller. The last regularly prepared annual income statement for Seller shows revenues of less than $10 million, and the last regularly prepared balance sheet of Seller shows assets of less than $7 million. For purposes of the foregoing, the financial statements of all Sellers shall be consolidated. Stockholder is the ultimate parent entity of Seller and, assuming the accuracy of the representation in Section 5.3, no filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") is required in connection with the transactions contemplated by this Agreement.

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       Section 4.4  Validity.  There are no pending or threatened judicial or administration actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by any Seller Party in connection with this Agreement.

       Section 4.5 Broker Involvement. No Seller Party has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

       Section 4.6 Litigation. Except as set forth on Schedule 4.6, there is no investigation, claim or proceeding or litigation of any type pending or threatened involving any Purchased Asset or that might have an adverse effect on Seller or Buyer as the owner of the Purchased Assets, and Seller is unaware of any judgment, order, writ, injunction or decree of any court, government or governmental agency, or arbitral tribunal against or involving Seller or any Purchased Asset or that might have an adverse effect on Seller or Buyer as the owner of the Purchased Assets.

       Section 4.7 Title. Seller is the true and lawful owner of Purchased Assets, free and clear of any and all liens, encumbrances, mortgages, options, security interests, restrictions, liabilities, pledges and assignments of any kind other than Permitted Encumbrances, and Seller has the full right to sell and transfer to Buyer good and marketable title to Purchased Assets, free and clear of any and all liens and encumbrances of any nature or description other than Permitted Encumbrances. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to Purchased Assets in Buyer, free and clear of all liens and encumbrances of any nature or description other than Permitted Encumbrances. For purposes hereof, "Permitted Encumbrances" means liens for taxes not yet due and payable, materialmen's, mechanics', workmen's, repairmen's or other like liens arising against Seller or the Purchased Assets in the ordinary course of business, in each case with respect to obligations or claims which are either not delinquent or are being contested in good faith and by appropriate proceedings conducted with due diligence.

       Section 4.8  Continuity Prior to Closing Date.  Except as set forth on
Schedule 4.8, from January 1, 1994 to and including the Closing Date, the Seller has not conducted its business otherwise than in the usual and customary manner and in the ordinary course of business, consistent with its historical practice, and there has not been:

       (a) any sale, lease, distribution, transfer, mortgage, pledge or subjection to lien of Seller's assets, except sales of obsolete or surplus equipment in the ordinary and usual course of business and the creation of Permitted Encumbrances;

       (b) any material transaction by Seller not in the ordinary and usual course of business;

       (c) any material damage, destruction or loss to the Purchase Assets or any other assets used in the Business, whether or not covered by insurance;

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       (d) a termination, or a threatened termination, or material modification, in each case not in the ordinary course of business, of any material contract or the relationship of Seller with any customer or supplier, who in the aggregate accounted for in excess of $50,000 of sales or purchases during Seller's last full fiscal year;

       (e) any change by Seller in accounting methods or principles or the application thereof or any change in Seller's policies or practices with respect to items affecting working capital;

       (f) any delay or reduction in capital expenditures in contemplation of this Agreement or otherwise, or any failure to continue to make capital expenditures in the ordinary course of business consistent with past practice;

       (g) any acceleration of shipments, sales or orders or other similar action in contemplation of this Agreement or otherwise not in the ordinary course of business consistent with past practice;

       (h) any bonus payments, salary increases, commission increases or modifications, the execution of any employment agreement, severance arrangement, consulting arrangement or similar document or agreement, or other changes in employee benefits or other compensation;

       (i) any waiver by Seller of any rights that, singly or in the aggregate, are material to the Business, the Purchased Assets or the financial condition or results of operation of Seller;

       (j) any labor strikes, union organizational activities or other similar occurrence; or

       (k) any contract or commitment by Seller to do or cause to be done any of the foregoing, except in connection with this Agreement and the transactions contemplated hereby.

       Section 4.9 Contracts and Commitments. Schedule 4.9 lists all agreements, commitments, contracts, undertakings or understandings not listed on Schedules 2.1(c), 2.1(d), 2.1(e) or 2.1(h) to which Seller is a party and which relate to the Business or the Purchased Assets, including but not limited to trademark, trade name or patent license agreements, service agreements, lease, purchase or sale agreements, supply agreements, distribution or distributor agreements, purchase orders, customer orders and equipment rental agreements. Seller is not in breach of or default under any agreement, lease, contract or commitment listed in Schedule 2.1(c), 2.1(d), 2.1(e), 2.1(h) or 4.9 (collectively, the "Agreements"). Each Agreement is a valid, binding and enforceable agreement of Seller and the other parties thereto. There has not occurred any breach or default under any Agreement on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Agreement. There is no dispute between the parties to any Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no

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party to any Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Agreement. Seller is not a party to any covenant or obligation of any nature limiting the freedom of Seller to compete in any line of business and binding on Buyer after the Closing. No notice has been given under any Assigned Lease to extend the term hereof beyond its current term.

       Section 4.10  Trademarks, Trade Names and Intellectual Property.
Schedule 2.1(g) contains an accurate and complete list of (i) all patents, pending patent applications and invention memoranda relating to the Seller's business or Purchased Assets, (ii) all registered United States and foreign trademarks, trade names and logos owned or used by Seller in connection with its business or Purchased Assets, and all registrations thereof, and (iii) all unregistered United States and foreign trademarks, trade names and logos used by Seller in connection with its business or Purchased Assets. Seller has the right to use all trademarks, trade names, logos, patents, pending patent applications and invention memoranda referred to herein. There is no pending or threatened action or claim that would impair any such right.

       Section 4.11 All Assets of Business. The Purchased Assets listed on Schedules 2.1(a), 2.1(b), 2.1(c), 2.1(d), 2.1(e), 2.1(g), 2.1(h), 2.1(i) and
2.1(j) and the Purchased Assets referred to in Section 2.1(f) and 2.1(k) constitute all assets owned by Seller or used in Seller's business (other than the Excluded Assets). All assets and items located on Seller's premises or used in Seller's business other than those listed on Schedule 4.11 or those leased pursuant to the Contracts are owned by Seller and (other than the Excluded Assets) are being sold. All Purchased Assets will be delivered to Buyer on the Closing Date.

       Section 4.12 Financial Records; Budget. The financial statements of (i) Posi-Trak as of and for the years ended December 31, 1993, 1992, 1991 and as of and for June 30, 1994, and (ii) Cobb as of and for the years ended June 30, 1994, 1993 and 1992, in each case previously delivered to Buyer (the "Financial Statements"), are accurate and complete, were prepared on a consistent basis (except as set forth therein) and fairly present the financial condition and results of operations of Seller. The audited financial statements referred to in Section 2.7 are accurate and complete, were prepared in accordance with GAAP applied on a consistent basis and fairly present the financial condition and results of operations of Sellers. Schedule 4.12 reflects all intercompany transactions between Seller and its stockholders or its affiliates since January 1, 1993.

       Section 4.13 Condition of Purchased Assets. All the Purchased Assets are in good, serviceable condition and fit for the particular purposes for which they are used in the Seller's business, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business. All items of Inventory are suitable and useable for the Business in the ordinary course of business, none of such items is below standard quality and each item is reflected in the Financial Statements in accordance with generally accepted accounting principles.

       Section 4.14 Liabilities. Except as set forth in Schedule 4.14 or in the financial statements and notes thereto referred to in Section 4.12, there is no existing, contingent or threatened liability, obligation, lien or claim of any nature (absolute, accrued, contingent or otherwise) that relates to or has been or may be asserted against Seller or the Purchased Assets.

       Section 4.15 Employees and Related Matters. Schedule 4.15 is a complete list of all employees of either Seller, listing the title or position held, base salary, any commissions or other compensation paid or payable, all employee benefits received by such employees and any other terms of any oral or written agreement with any Seller Party or any affiliate thereof.

       Section 4.16 No Material Change. There has been no material adverse change in the Purchased Assets or their value or in the Business from January 1, 1994 to and including the Closing Date, and no event has occurred which could be expected to lead to or cause such a material adverse change.

       Section 4.17 Investment Intention. Seller is acquiring the Note, the Parent Common Stock and the LLC Interests in Buyer hereunder for investment, solely for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

       Section 4.18 Compliance With Law. Seller is not in violation of any provision of any law, decree, order, regulation, license, permit, consent, approval, authorization or qualification or order, including, without limitation, those relating to health, the environment or Hazardous Substances, and Seller has received no notice of any alleged violation of such law, decree, order, regulation, license, permit, consent, approval, authorization or qualification or order.

       Section 4.19 WARN Act Notices. Any notice required under the Federal Workers Adjustment and Retraining Notification Act ("WARN Act") that is, has been or will be required of Seller to its employees or former employees by reason of its obligations under the WARN Act resulting from the transactions contemplated by this Agreement has been or will be given by Seller.

       Section 4.20 Insurance. Seller has heretofore delivered to Buyer a list and copies of all insurance policies of Seller or relating to the Purchased Assets or the conduct of the Business. Such policies are in full force and effect, and Seller is not in default under any of them.

       Section 4.21  Government Licenses, Permits and Related Approvals.
Schedule 4.21 hereto sets forth a list of all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of the Business by Seller as currently conducted, all of which are in full force and effect.

       Section 4.22 Taxes. Seller has caused to be timely filed with appropriate federal, state, local and other governmental authorities all tax returns, information returns or statements and reports ("Tax Returns") required to be filed with respect to the Purchased Assets, Seller's operations or the conduct of the Business, and has paid or caused to be paid all taxes due with respect thereto. Seller has neither received nor has knowledge of any notice of deficiency or assessment or proposed deficiency or assessment with respect to any of the Purchased Assets, Seller's operations or the conduct of the Business from any taxing authority, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local income or franchise Tax Returns that include or reflect the use and operation of the Purchased Assets, Seller's operations or the conduct of the Business. There are no threatened audits of, or assessments against, Seller with respect to taxes that may be asserted against Seller. Seller is not a party to any action or proceeding by any governmental authority for the collection or assessment of taxes.

       Section 4.23 Safety Reports. Schedule 4.23 sets forth a complete listing of all injury reports, worker's compensation reports and claims, safety citations and reports, OSHA reports and all documents relating to any of the foregoing since January 1, 1990.

       Section 4.24  Transactions with Certain Persons.  Except as set forth on
Schedule 4.24, during the past three years Seller has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Seller), in the ordinary course of business or otherwise, (i) any officer, director or stockholder of any Seller Party or any subsidiary thereof or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with any Seller Party or any stockholder of any Seller Party. No Seller Party owes any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business not in excess of $10,000 in the aggregate), and none of such persons owes any amount to Seller.

       Section 4.25 Studies, Etc. Schedule 4.25 sets forth a complete list of all studies, reports, plans, analyses or similar documents (whether prepared by Seller employees or others) in the possession or control of any Seller Party or any affiliate thereof relating to safety, the environment, Hazardous Substances, intellectual property, markets, competitors, strategic planning, product liability, warranties or otherwise relating in any way to the Business.

       Section 4.26 Disclosure. All schedules to this Agreement are complete and accurate. No representation or warranty by any Seller Party in this Agreement or in any schedule or exhibit to this Agreement, or in any statement or certificate or other document furnished to either Buyer Party by any Seller Party or any representative of any Seller Party, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading.

       Section 4.27 Employee Benefits. Schedule 4.28 27 contains a complete list of "employee welfare plans" (as that term is defined in Section 3(1) of ERISA) in which active or former employees of Seller (collectively, the "Affected Employees") participate (which plans as applied to such Affected Employees are hereinafter referred to as "Welfare Plans").

Schedule 4.27 also contains a complete list of "employee pension benefit plans" as that term is defined in Section 3(2) of ERISA in which Affected Employees participate (which plans as applied to such Affected Employees are hereinafter referred to as "Pension Plans"). No Affected Employees participate in any "multiemployer plan" (as that term is defined in Section 3(37) of ERISA). The Welfare Plans and Pension Plans are hereinafter collectively referred to as "Seller's Plans." Each of Seller's Plans is in compliance with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code. None of the Pension Plans have incurred any "accumulated funding deficiency" (as defined in Section 412(a) of the Code). Seller has not incurred any liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan. Seller has no employees covered by a collective bargaining agreement.

       Section 4.28 Distributed Products. Schedule 4.28 sets forth a complete listing of all products (i) distributed by Seller (and the manufacturer thereof and the person, if different, for whom Seller distributes such product) or (ii) manufactured or sold by Seller and distributed by others (and the name of such distributor). Such schedule also sets forth the terms of each such distribution arrangement. Seller has full right to distribute all products referred to in clause (i) of the preceding sentence.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

       Parent represents and warrants to each Seller Party the following:

       Section 5.1 Corporate Status and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority under its certificate or articles of incorporation and by-laws to conduct its business as the same exists on the date hereof and on the Closing Date.

       Section 5.2 Authorization. Parent has full corporate power and authority under its certificate or articles of incorporation and by-laws, and its board of directors has taken all necessary corporate action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Agreement and the exhibits hereto to which Parent is a party (including, without limitation, the Note) constitutes the valid and binding obligation of Parent enforceable in accordance with its terms. The Parent Common Stock is duly authorized, validly issued, fully paid and nonassessable.

       Section 5.3 Non-Contravention. Neither the execution and delivery of this Agreement and the schedules and exhibits hereto, nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with or result in breach of or require notice or consent under any law, the charter or bylaws of Parent or any provision of any agreement or instrument to which Parent is a party. DRLX Partners, L.P., a

Delaware limited partnership, owns more than 90% of the outstanding Parent Common Stock (which constitutes the only class of voting securities or other equity security issued by Parent). No person (including any ultimate parent entity) has the right to 50% or more of the profits of DRLX Partners, L.P. or the right in the event of a dissolution thereof to 50% or more of the assets thereof. The only assets of DRLX Partners, L.P. are its investment in Parent and less than $100,000 in cash. The last regularly prepared annual income statement for Parent shows revenues of less than $40 million, and the last regularly prepared balance sheet of Parent shows assets of less than $40 million. DRLX Partners, L.P. is the ultimate parent entity of Parent and, assuming the accuracy of the representation in Section 4.3, no filing under the HSR Act is required in connection with the transactions contemplated by this Agreement.

       Section 5.4 Validity. There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Parent in connection with this Agreement.

       Section 5.5 Broker Involvement. Parent has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

       Section 5.6 Financial Statements. The unaudited financial statements of Parent as of and for the four months ended July 31, 1994 to be furnished to Seller were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as set forth therein) and fairly present the financial condition and results of operations of Parent as of such dates and for the periods indicated.


                                   ARTICLE VI

                                   COVENANTS

       Section 6.1 Employees. Seller shall permit Parent or Buyer to interview any employees of Seller and Seller shall encourage any of its employees to whom Buyer extends an offer of employment to accept said offer, although Parent and Buyer shall have no obligation to employ any employees of Seller (other than Stockholder), or to assume any liability of Seller to any employee or former employee. If Buyer extends an offer of employment to such an employee and such employee accepts such offer, Seller hereby transfers to Buyer any non-competition, confidentiality or other employment contract obligation which might otherwise restrict said employee's right to be employed by Buyer. Promptly after Closing, Seller will pay its employees all amounts due them (including, without limitation, on account of vacation pay). The provisions of this Agreement are for the benefit of the Seller Parties only, and no employee of any Seller Party or any other person shall have any rights hereunder.

       Section 6.2 Covenant Against Competition. As an essential consideration for the obligations of the Buyer Parties under this Agreement, each Seller Party hereby agrees and covenants that, for a period of five years following the Closing Date, no Seller Party or affiliate thereof shall engage in any manner in providing, marketing or brokering services of the same general type as those provided or marketed by Seller, or associated services, in the geographic areas in which Seller has operated since January 1, 1992. If Parent or Buyer believes any Seller Party or affiliate has violated the provisions of this Section 6.2, Parent or Buyer shall have the right to seek relief from any court of competent jurisdiction. Each Seller Party acknowledges that money damages alone will not adequately compensate Parent or Buyer in the event of a breach of the covenants of this Section. Therefore, each Seller Party agrees that in addition to all remedies available at law, in equity or under this Agreement, Parent and Buyer shall be entitled to injunctive relief for the enforcement of this covenant. Each Seller Party agrees that the covenants in this Section are reasonable with respect to their duration, scope and geographical area. If, at the time of enforcement of this Section, a court should hold that the restrictions herein are unreasonable under the circumstances then existing or otherwise, the parties agree that the maximum duration, scope or geographical area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

       Section 6.3 Further Assistance. The Seller Parties and the Buyer Parties shall execute and deliver, at Closing or thereafter, any other instrument which may be requested by a party and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers, conveyances or other transactions contemplated by this Agreement or to transfer any Purchased Assets identified after Closing.

       Section 6.4 Name Change. Each Seller shall change its name to a name that does not include "Cobb," "Posi-Trak" or any similar phrase within 30 days after the Closing and shall give Buyer five business days' prior notice of the effective date of such change. After the Closing, Seller will not offer or sell any goods or services under or using the "Cobb" or "Posi-Trak" name.

       Section 6.5 Consents. After the Closing, the Seller Parties will use their best efforts to obtain any consents required in connection with the transactions contemplated hereby that are requested by Parent or Buyer and that have not been previously obtained.


                                  ARTICLE VII

                                INDEMNIFICATION

       Section 7.1 Seller's Indemnity Obligations. Each Seller Party, jointly and severally, shall indemnify and hold each Buyer Party (including its officers, directors, employees and agents) harmless from and against any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Indemnified Amounts") incurred by a Buyer Party as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of any Seller Party in this Agreement, (b) any violation or breach by any Seller Party of or default by any Seller Party under the terms of this Agreement, (c) any act or omission occurring, or condition or circumstances existing, prior to the Closing Date, or any condition or circumstances caused by any act or omission occurring prior to the Closing Date, by Seller or with respect to the Purchased Assets or the Business, including the items set forth on Schedule 4.6, (d) the past or present presence, release, remediation or clean-up of, or exposure to, Hazardous Substances (as defined below) relating to or located on, within or under the Purchased Assets, (e) any product liability or other claims concerning services provided or products sold by Seller prior to the Closing Date and (f) any debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, that are not expressly assumed by Buyer in this Agreement. Buyer shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section.

       "Hazardous Substances" means any pollutant, toxic substance, asbestos, hazardous waste, or any constituent of any such substance, waste or product, whether solid, liquid or gaseous in form, described in or regulated under RCRA, CERCLA, Superfund or under any other federal, state or local law, statute, ordinance, rule, regulation, order, judicial decision, arbitration decision or determination of any governmental authority, and shall include petroleum, natural gas, natural gas liquids, crude oil and any fraction or product thereof.

       Section 7.2 Buyer's Indemnity Obligations. Buyer shall indemnify and hold each Seller Party (including its officers, directors, employees and agents) harmless from and against any and all Indemnified Amounts incurred by a Seller Party as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of any Buyer Party in this Agreement, (b) any violation or breach by any Buyer Party of or default by any Buyer Party under the terms of this Agreement, (c) (except to the extent Section 7.1 applies) any act or omission occurring after the Closing Date, or any condition or circumstances caused by any act or omission occurring after the Closing Date, by Buyer or with respect to the Purchased Assets, or any service provided or product sold by Buyer, (d) (except to the extent Section 7.1 applies) any product liability claims concerning services provided or products manufactured, or purchased from third parties and resold, by Buyer after the Closing Date, (e) (except to the extent Section 7.1 applies) the presence, release, remediation or clean-up of, or exposure to, Hazardous Substances occurring after the Closing Date relating to or located on any real property owned or leased by Buyer, or (f) any liabilities or obligations of Seller expressly assumed by Buyer in this Agreement. The failure of any Buyer Party to cure, remediate or otherwise repair any condition or circumstance existing at the Closing or caused by any Seller Party shall not be deemed an "omission" for purposes hereof. Seller shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section.

       Section 7.3 Survival. The representations, warranties and indemnities set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing without limitation. No party shall be liable under this Article VII for the breach of any representation or warranty unless the aggregate amount of such liability (for all such claims) exceeds $50,000 (unless any one such claim exceeds $25,000, in which case this limitation shall not apply to such item, as to which the Indemnifying Party shall be fully liable), in which event the Indemnifying Party shall be fully liable without regard to such threshold.

       Section 7.4 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

       (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall with reasonable promptness (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("Claim Notice") containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

       Within 15 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim.

       If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period, the Indemnified Party shall give the Indemnifying Party an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and if litigation ensues, to defend the same with counsel reasonably acceptable to the Indemnified Party, at the Indemnifying Party's expense, and the Indemnified Party shall extend reasonable cooperation in connection with such defense. The Indemnified Party shall be entitled to participate in, but not to control, the defense of any Third Party Claim resulting in litigation, at its own cost and expense; provided, however, that if the parties to any suit or proceeding shall include the Indemnifying Party as well as the Indemnified Party and the Indemnified Party shall have been advised by counsel that one or more legal defenses may be available to it that may not be available to the Indemnifying Party, then the Indemnified Party shall be entitled to participate in the defense of such suit or proceeding along with the Indemnifying Party, but the Indemnified Party shall be obligated to bear the fees and expenses of counsel of the Indemnified Party, which shall be selected by the Indemnified Party in its complete and sole discretion. If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period and the Indemnified Party fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, the Indemnifying Party shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and the Indemnifying Party shall be liable to the Indemnified Party for its expenses reasonably incurred or amounts paid in connection therewith. If the Indemnifying Party disputes its potential liability to the Indemnified Party within the Election Period, then the Indemnified Party shall be entitled to assume control of such negotiations or defense of action and the liability for the expense thereof, as well as any liability with respect to such Third Party Claim, shall be determined as provided in Section 7.5 below.

       Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise, or make any other disposition of any Third Party Claim which would or might result in any liability to the Indemnified Party or the Indemnifying Party under this Article VII without the written consent of such other party.

       (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 15 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

       Section 7.5 Arbitration of Disputes. If the Indemnifying Party disputes, either as to the amount or liability, that any claim described in a Claim Notice or an Indemnity Notice, as the case may be, is covered by such Indemnifying Party's covenant to indemnify contained in this Article VII, then the Indemnifying Party and the Indemnified Party agree to promptly negotiate in good faith to resolve their differences and to mutually agree upon an amount, if any, owed to Indemnified Party by the Indemnifying Party hereunder. If Indemnifying Party and Indemnified Party fail to agree within 30 days thereafter, the dispute shall be resolved by binding and final arbitration of a single arbitrator mutually agreed to by Buyer and Seller conducted in Houston, Texas in accordance with the rules of commercial arbitration of the American
Arbitration Association.    If the parties cannot mutually agree to an
arbitrator, each party shall appoint their own arbitrator and the two arbitrators shall then appoint a third arbitrator and the decision of these three arbitrators shall be binding and final. The prevailing party in any such arbitration proceeding shall be entitled to attorney's fees and other out-of-pocket expenses reasonably and necessarily incurred in connection with such proceeding, the amounts of which shall be contained in the award of the arbitrator.

       Section 7.6 General. The indemnification obligations under this Article VII shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the Indemnified Party. The rights of the parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations. All representations, warranties and covenants and agreements made by the parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.

       Section 7.7 Note. The principal amount of the Note may be reduced by any amount due to Buyer pursuant to Article VII or under any other provision of this Agreement, but the existence or exercise of such right of offset shall in no event limit the liability of any Seller Party to any Buyer Party hereunder. Stockholder agrees that he will not assign, sell, transfer, hypothecate or pledge the Note, the Parent Common Stock or any part thereof in violation of applicable law (including the federal securities law). If, at a time when a dispute exists concerning a claim as to which Seller may have liability as an Indemnifying Party hereunder, or with respect to any other amounts claimed to be due from Seller hereunder, a payment shall become due upon the Note, then Buyer shall make a good faith determination of the amount of such liability (the "Estimated Dispute Amount") and shall withhold from such payment an amount equal to the Estimated Dispute Amount, which amount shall instead be paid into escrow pursuant to an Escrow Agreement between Buyer and Seller. In any such event, (x) any amounts determined to be due shall first be settled by payment out of the escrow of the Escrow Agreement, and (y) no interest with respect to such amount shall accrue under the Note, which shall be deemed paid to the extent of the estimated Dispute Amount. No purported assignment, sale, transfer, hypothecation or pledge of the Note shall modify the right of offset provided herein. Appropriate legends to such effect shall be placed on the Note and the Parent Common Stock.


                                  ARTICLE VIII

                        CONDITIONS PRECEDENT TO CLOSING

       Section 8.1 General Conditions Precedent. At the Closing, each party shall have satisfied all conditions or obligations set forth in this Agreement which such party is required to fulfill prior to or on the Closing Date.


                                   ARTICLE IX

                         ACTIONS TO BE TAKEN AT CLOSING

       Section 9.1 Actions to be Taken by Seller at the Closing. Seller shall take the following actions at the Closing:

       (a) Seller shall deliver to Buyer and Parent copies certified by its Secretary of resolutions duly adopted by the boards of directors and stockholders of each of the Seller Parties and authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein.

       (b) Stockholder shall execute and deliver the LLC Agreement.

       (c) Seller shall execute and deliver to Buyer a bill of sale and deeds, assignments and any other necessary instruments, satisfactory in form and content and approved prior to Closing by Parent, conveying all the Purchased Assets to Buyer.

       (d) Seller shall deliver to Buyer estoppel certificates in form and substance satisfactory to Parent executed by the landlords under each of the Assigned Leases.

       Section 9.2 Actions to be Taken by Parent and Buyer at the Closing. Parent or Buyer shall take the following actions at the Closing:

       (a) Parent shall deliver to Seller a copy certified by its Secretary of resolutions duly adopted by the boards of directors of Parent authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, the issuance of the Note, issuance of the Parent Common Stock and the consummation of the transactions contemplated herein.

       (b) Parent shall execute and deliver the LLC Agreement.

       (c) Parent and Buyer shall make the payment of funds specified for payment at Closing under Section 2.3 and 2.5 above.

       (c) Parent shall execute and deliver the Note and the Security Agreement and issue the Parent Common Stock.

       (d) Buyer and Mr. Cobb shall execute and deliver the Employment
     Agreement.


                                   ARTICLE X

                               GENERAL PROVISIONS

       Section 10.1 Confidentiality; Publicity; Books and Records. (a) After the Closing, no Seller Party will, directly or indirectly, disclose or provide to any other person any non-public information of a confidential nature concerning the Business, the Purchased Assets or the business or operations of Seller, except as is required in governmental filings or judicial, administrative or arbitration proceedings. The parties hereto will promptly advise, and obtain the approval of, the other parties before issuing any press release with respect to this Agreement or the transactions contemplated hereby.

       (b) For a period of five years after the Closing Date, Buyer will preserve and retain the books and records of constituting part of the Purchased Asset and make such books and records available at the then current administrative headquarters of Buyer to Seller or Parent and its officers, employees and agents, upon reasonable notice and at reasonable times, at the requesting party's cost and expense, it being understood that the requesting party shall be entitled to make copies of any such books and records as shall be reasonably necessary.

       Section 10.2 Seller Parties to Enforce Certain Agreements. Each Seller Party will enforce any agreement, arrangement or other legal right it may have with or relating to any employee (or former employee) or other party (i) with respect to the confidentiality of any information relating to Seller or the Business or (ii) limiting such employee or other party from competing in any line of business currently engaged in by Seller. With respect to employees of any Seller Party who become employees of Buyer, Seller hereby assigns its rights to Buyer in lieu of being obligated to enforce such rights.

       Section 10.3 Expenses. The Buyer and Seller shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein; provided that Buyer and Seller shall each pay one-half of the cost of the phase I environmental report prepared by Applied Earth Sciences (the "Environmental Report").

       Section 10.4 Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

       Section 10.5 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

       Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when
(i) personally delivered or (ii) on the third day after mailing, by United States mail, first class, postage prepaid, by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice):

       (a)  If to Parent, to:

            Drilex Holdings Corp.
            c/o SCF Partners
            600 Travis, Suite 6600
            Houston, Texas  77002
            Attention:  David Baldwin

       (b)  If to Buyer, to:

            Cobb Directional Drilling Company, L.L.C.
            c/o Drilex Systems, Inc.
            15151 Sommermeyer
            Houston, Texas 77041
            Attention:  John Forrest

       (c)  If to any Seller Party, to:

       Section 10.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. No third party shall have any rights hereunder. No assignment shall release the assigning party.

       Section 10.8 Compliance with Bulk Sales Laws. Buyer and Seller waive compliance with the requirements of any applicable bulk sales laws of any jurisdiction.

       Section 10.9 Performance. Seller and Stockholder agree to cause each Seller Party to perform all its obligations and agreements under this Agreement and hereby guarantees the payment and performance by each Seller Party of all such obligations and agreements.

       Section 10.10 Title and Risk of Loss. Title to, liability for and in connection with, and risk of loss of Purchased Assets shall remain with Seller in every instance until the Closing.

       Section 10.11 Limitation on Interest. Regardless of any provision contained herein or any other document executed in connection with this Agreement, the parties hereto shall not be obliged to pay, and the parties hereto shall never be entitled to charge, reserve, receive, collect or apply, as interest (it being understood that interest shall be calculated as the aggregate of all charges that are contracted for, charged, reserved, received, collected, applied or paid that constitute interest under applicable law) payable hereunder any amount in excess of the maximum nonusurious contract rate of interest allowed from time to time by applicable law, and in the event any of the parties hereto ever charges, reserves, receives, collects or applies, as interest, any such excess, at the option of the payor of such interest, such amount shall be deemed a partial prepayment of the amount payable hereunder or promptly refunded to the payor of such interest.

       Section 10.12 Choice of Law; Section Headings; Table of Contents. This Agreement shall be governed by the internal laws of the State of Texas (without regard to the choice of law provisions thereof). The section headings and table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

       Section 10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                            DRILEX HOLDINGS CORP.



                            By: /s/ DAVID C. BALDWIN
                               ----------------------------
                               COBB DIRECTIONAL DRILLING
                                 COMPANY, L.L.C.



                            By: /s/ JOHN FORREST
                               ----------------------------


                            COBB DIRECTIONAL DRILLING
                             COMPANY, INC.



                            By: /s/ ARCHIE A. COBB, III
                                -------------------------

                            POSI-TRAK MUD MOTORS, INC.



                            By: /s/ ARCHIE A. COBB, III
                               -------------------------
                               Archie A. Cobb, III

                                                                       EXHIBIT A


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE ASSIGNED, SOLD, TRANSFERRED, HYPOTHECATED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE UNDER THE SECURITIES ACT OF 1933 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

                                PROMISSORY NOTE

          DRILEX HOLDINGS CORP., a Delaware corporation (hereinafter called "Maker"), for value received, promises and agrees to pay on or before September 30, 1997, the third anniversary of the date of this note, to POSI-TRAK MUD MOTORS, INC., a Louisiana corporation (hereinafter called "Payee"), in Houston, Harris County, Texas, in lawful money of the United States of America the principal sum of ONE MILLION THREE HUNDRED THIRTY THREE THOUSAND THREE HUNDRED FORTY AND 00/100 DOLLARS ($1,333,340.00), together with interest thereon (calculated on the basis of a 365-day year, or a 366-day year in the case of a leap year) from and after the date hereof until maturity at 7% per annum, but in no event to exceed the maximum rate of nonusurious interest allowed from time to time by law (hereinafter called the "Highest Lawful Rate"). After maturity (by acceleration or otherwise), interest shall be so computed at 9% per annum, but in no event to exceed the Highest Lawful Rate.

          ACCRUED INTEREST is due and payable quarterly beginning on December 31, 1994 and on the last day of each and every third consecutive calendar month thereafter and at maturity; provided, however, that if the principal of this note is prepaid in whole or in part, at any time after the date hereof, all accrued and unpaid interest with respect to such principal amount prepaid is due and payable on the date of such prepayment. If any amount owing under this note is due and payable on a day that is not a business day, such payment shall instead be due and payable on the next succeeding business day. Maker has the right to prepay this note in whole or in part at any time and from time to time without penalty, on not less than two business days' prior notice.

          FOR PURPOSES of this note, an "Event of Default" shall occur whenever:
(a) default is made in the payment when due of any installment of principal on this note, (b) default is made in the payment when due of any installment of interest on this note and such default has not been cured within five days after the date on which such payment is due, (c) Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect, (d) an involuntary case or other proceeding shall be commenced against Maker which seeks liquidation, reorganization or other relief with respect to Maker or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect and such involuntary case or other proceeding shall remain undismissed for a period of 120 days or (e) default is made under any credit facility extended to Maker by any financial institution

                              (Page 1 of 3 Pages)

$1,333,340.00                  Houston, Texas               September 30, 1994

and such default results in the acceleration of the payment of any principal amount due pursuant to such credit facility in excess of $1 million and such acceleration is not cured or withdrawn, or all amounts owing pursuant to such credit facility are not paid in full, within thirty days after the date of such acceleration. Upon the occurrence of any Event of Default described in clause
(a) or (b) of the first sentence of this paragraph, Payee may by written notice to Maker declare the entire principal amount then outstanding under this note, together with interest then accrued thereon, to be immediately due and payable. Upon the occurrence of any Event of Default described in clause (e) of the first sentence of this paragraph, Payee may by written notice to Maker demand that such Event of Default be cured and, if any such Event of Default is not cured within thirty days after the receipt of such notice by Maker, Payee may declare the entire principal amount then outstanding under this note, together with interest then accrued thereon, to be immediately due and payable. Upon the occurrence of any Event of Default described in clauses (c) or (d) of the first sentence of this paragraph, the entire principal amount of all indebtedness then outstanding under this note, together with interest then accrued thereon, shall become immediately due and payable.

          THIS NOTE is subject to the terms and provisions of the Asset Purchase Agreement (the "Agreement") dated the date hereof among Maker, Payee and certain other parties, the terms and conditions of which are incorporated herein by reference. Pursuant to such Agreement, the principal amount of this note may be reduced as a result of certain obligations to Maker. This note is also entitled to the benefits of the Security Agreement dated the date hereof executed by Maker.

          IT IS the intention of Maker and Payee to conform strictly to applicable usuary laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary herein or in any agreement entered into in connection with or as security for this note, it is agreed that the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this note or under any of the other aforesaid agreements or otherwise in connection with this note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be cancelled automatically and, if theretofore paid, shall be credited on the note by the holder hereof (or, to the extent that this note shall have been or would thereby be paid in full, refunded to the Maker).

                              (Page 2 of 3 Pages)

$1,333,340.00                  Houston, Texas               September 30, 1994

          THIS NOTE has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America.

                                                DRILEX HOLDINGS CORP.



                                                By:_________________

                              (Page 3 of 3 Pages)

                                                                       EXHIBIT B

                               SECURITY AGREEMENT


     SECURITY AGREEMENT (this "Agreement"), dated as of September 30, 1994, made by Drilex Holdings Corp., a Delaware corporation (the "Pledgor"), to Posi-Trak Mud Motors, Inc., a Louisiana corporation (the "Pledgee").

     PRELIMINARY STATEMENTS:

     (1) The Pledgor is the owner of 400,000 shares (the "Pledged Shares") of limited liability company interest in Cobb Directional Drilling Company, L.L.C. (the "Issuer").

     (2) Pledgor has executed a promissory note (the "Note") dated the date hereof payable to Pledgee to finance a portion of the purchase price of certain assets pursuant to an Asset Purchase Agreement dated the date hereof among Pledgee, Pledgor and certain other parties (the "Asset Purchase Agreement")

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, and in order to induce Pledgee to accept the Note in connection with the Asset Purchase Agreement, the Pledgor hereby agrees as follows:

     Section 1.  Defined Terms and Related Matters.

          (a) The capitalized terms used herein which are defined in the Note or the Asset Purchase Agreement and not otherwise defined herein shall have the meanings specified therein.

          (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (c) Unless otherwise defined herein or in the Asset Purchase Agreement, the terms defined in Articles 8 and 9 of the Uniform Commercial Code as enacted in the State of Texas, as amended from time to time (the "UCC"), are used herein as therein defined.

          Section 2. Pledge. The Pledgor hereby pledges and delivers to the Pledgee, and hereby grants to the Pledgee, a security interest in and a lien on the Pledged Shares and any certificates representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares, and any and all other shares or equity interests in the Issuer now owned or hereafter acquired by the Pledgor (the "Pledged Collateral").

          Section 3. Security for Obligations. This Agreement secures the prompt and complete payment of all obligations of Pledgor under the Note and any other loans, advances, extensions of credit or other financial accommodations to or in favor of Pledgor from or by Pledgee, whether such obligations are now existing or hereafter arising, and all renewals, extensions, amendments, supplements and rearrangements thereof, whether for principal, interest or any other amount payable by Pledgor to the Pledgee under the terms of the Note (all such obligations, covenants and conditions described in this Section 3 being hereinafter collectively referred to as the "Obligations").

          Section 4. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing the Pledged Collateral have been delivered to and held by or on behalf of the Pledgee pursuant hereto. The Pledgee shall have the right at any time to exchange certificates or instruments representing or evidencing the Pledged Collateral in its possession for certificates or instruments of smaller or larger denominations.

          Section 5. Representations and Warranties. The Pledgor represents and warrants as follows:

          (a) This Agreement is a legal, valid and binding obligation of the Pledgor enforceable against the Pledgor in accordance with its terms, except as enforceability may be (i) limited by applicable debtor laws and
     (ii) subject to the general effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding is equity or at law).

          (b) The Pledgor is the legal and beneficial owner of the Pledged Collateral free and clear of any lien, and the Pledgor has not sold, granted any option with respect to, assigned, transferred or otherwise disposed of any of its rights or interests in or to the Pledged Collateral.

          (c) This Agreement and the delivery of the Pledged Collateral to the Pledgee create a valid first priority lien in the Pledged Collateral securing the payment of the Obligations.

          Section 6. Further Assurances. The Pledgor agrees that at any time and from time to time, at the request of the Pledgee, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or desirable, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to any of the Pledged Collateral.

          Section 7. Voting Rights; Dividends; Etc. So long as Pledgee shall not have foreclosed upon the Pledged Collateral:

               (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights (including, without limitation, the right to give consents, waivers and notifications in respect of the Pledged Collateral) pertaining to the Pledged Collateral or any part thereof; and

               (ii) The Pledgor shall be entitled to receive and retain any and all dividends and interest paid in respect of the Pledged Collateral; provided, however, that any and all

                         (A) dividends and interest paid or payable other than
               in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

                         (B) dividends and other distributions hereafter paid or
               payable in cash in respect of any Pledged Collateral in connection with a liquidation or dissolution, and

                         (C) cash paid, payable or otherwise distributed in
               redemption of, or in exchange for, any Pledged Collateral,

          shall be, and shall be forthwith delivered to the Pledgee to hold as, Pledged Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Pledgee, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Pledgee as Pledged Collateral in the same form as so received (with any necessary endorsement).

          Section 8. Transfers and Other Liens. Except as set forth in the LLC Agreement, the Pledgor shall not sell, exchange or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or create or permit to exist any lien, pledge, change or security interest upon or with respect to any of the Pledged Collateral.

          Section 9. Pledgee Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Pledgee as the Pledgor's attorney-in-fact, effective upon and during the continuance of an Event of Default, with full authority in the place and stead of the Pledgor and in the name of the Pledgor, the Pledgee or otherwise, from time to time in the Pledgee's discretion, to take any action and to execute any instrument which the Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

          (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

          (b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with subsection (a) above; and

          (c) to file any claims or take any action or institute any proceedings which the Pledgee may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of the Pledgee with respect to any of the Pledged Collateral.

          Section 10. Pledgee May Perform. If the Pledgor fails to perform any agreement contained herein, the Pledgee may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Pledgee incurred in connection therewith shall be payable by the Pledgor.

          Section 11. Possession; Reasonable Care. The Pledgee shall hold in its possession all Pledged Collateral pledged, assigned or transferred hereunder and from time to time constituting a portion of the Pledged Collateral, except as from time to time any documents or instruments may be required for recordation or for the purpose of enforcing or realizing upon any right or value thereby represented. The Pledgee may, from time to time, in its sole discretion, appoint one or more agents (which in no case shall be the Pledgor or an affiliate of the Pledgor) to hold physical custody, for the account of the Pledgee, of any or all of the Pledged Collateral.

          Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

          (a) The Pledgee may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Pledged Collateral), or under the laws of any other applicable jurisdiction.

          (b) Any cash held by the Pledgee as Pledged Collateral and all cash proceeds received by the Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Pledgee, be held by the Pledgee as collateral for, and then or at any time thereafter applied in whole or in part by the Pledgee against, the Obligations in such order as the Pledgee shall select. Any surplus of such cash or cash proceeds and interest accrued thereon, if any, held by the Pledgee and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

          (c) All rights and remedies of the Pledgee expressed herein are in addition to all other rights and remedies possessed by the Pledgee in the Note and any other agreement or instrument relating to the Obligations.

          Section 13. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          Section 14. Addresses for Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) as set forth in the Asset Purchase Agreement.

          Section 15. Security Interest Absolute. All rights of the Pledgee, all obligations of the Pledgor hereunder and the security interest hereunder shall, to the extent permitted by applicable law, be absolute and unconditional, irrespective of:

          (a) any lack of validity or enforceability of the Note;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other amendment or waiver of or any consent to any departure from the Note;

          (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or

          (d) any other circumstance (other than payment in full of the Obligations) which might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Obligations.

          Section 16. Continuing Security Interest. This Agreement and the delivery of the Pledged Collateral to the Pledgee shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of the Obligations; (b) be binding upon the Pledgor and its successors and assigns; and (c) inure to the benefit of the Pledgee, and its successors, transferees and assigns. Upon the payment in full of the Obligations, the Pledgor shall be entitled to the return of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

          Section 17. Limitation by Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

          Section 18. Separability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Should any clause, sentence, paragraph, subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties hereto, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

          Section 19. Captions. The captions in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Agreement.

          Section 20. No Waiver; Remedies. No failure on the part of any the Pledgee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 21. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PLEDGED COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

          IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered as of the date first above written.

                                    DRILEX HOLDINGS CORP.



                                    By:_________________________________________

                                                                       EXHIBIT C






                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF


                   COBB DIRECTIONAL DRILLING COMPANY, L.L.C.






                       Effective as of September 30, 1994

                               TABLE OF CONTENTS

                                                                    Page
ARTICLE I              DEFINITIONS................................     1

ARTICLE II             FORMATION OF THE COMPANY...................     5
                 2.1   Formation..................................     5
                 2.2   Name.......................................     5
                 2.3   Place of Business..........................     5
                 2.4   Registered Office and Registered Agent.....     5
                 2.5   Term.......................................     5
                 2.6   Purpose of the Company.....................     5

ARTICLE III            INITIAL MEMBERS............................     5

ARTICLE IV             CAPITAL OF THE COMPANY.....................     6
                 4.1   Common Shares; Initial Contributions.......     6
                 4.2   Additional Contributions...................     6
                 4.3   Failure to Make Additional Contributions...     6
                 4.4   Capital Account............................     7
                 4.5   Additional Issuances of Securities.........     7
                 4.6   Record of Contributions....................     9
                 4.7   Splits and Combinations....................     9
                 4.8   No Fractional Shares.......................     9
                 4.9   Interest...................................     9
                 4.10  Loans from Members.........................     9
                 4.11  Withdrawal or Reduction of Members' Capital
                       Contributions..............................    10
                 4.12  Loans to Company...........................    10
                 4.13  Borrowing..................................    10
                 4.14  No Further Obligation......................    10

ARTICLE V              RIGHTS AND OBLIGATIONS OF MEMBERS..........    10
                 5.1   Limitation of Members' Responsibility,
                       Liability..................................    10
                 5.2   Return of Distributions....................    11
                 5.3   Priority and Return of Capital.............    11

ARTICLE VI             MEETINGS OF MEMBERS; AMENDMENTS............    11
                 6.1   Annual Meeting.............................    11
                 6.2   Special Meetings...........................    11
                 6.3   Place of Meetings..........................    11
                 6.4   Notice of Meetings.........................    11
                 6.5   Meeting of All Members.....................    11
                 6.6   Record Date................................    11
                 6.7   Quorum.....................................    12
                 6.8   Manner of Acting...........................    12

                                                                    Page
                 6.9   Proxies.....................................   12
                 6.10  Action by Members Without a Meeting.........   12
                 6.11  Waiver of Notice............................   12
                 6.12  Special Prohibitions and Limitations........   13
                 6.13  Amendments to be Adopted Solely by the
                       Managers....................................   13
                 6.14  Amendments..................................   14

ARTICLE VII            RIGHTS AND DUTIES OF MANAGERS...............   14
                 7.1   Management..................................   14
                 7.2   Number and Qualifications...................   14
                 7.3   Powers of the Managers......................   14
                 7.4   Initial Managers............................   15
                 7.5   Election....................................   15
                 7.6   Vacancy; Removal............................   16
                 7.7   Place of Meetings...........................   16
                 7.8   Annual Meetings of Managers.................   16
                 7.9   Regular Meetings of Managers................   16
                 7.10  Special Meetings of Managers................   16
                 7.11  Quorum......................................   16
                 7.12  Attendance and Waiver of Notice.............   16
                 7.13  Compensation of Managers....................   17
                 7.14  Committees..................................   17
                 7.15  Liability of Managers.......................   17
                 7.16  Officers....................................   17

ARTICLE VIII           INDEMNIFICATION.............................   18
                 8.1   Indemnification.............................   18
                 8.2   Power to Indemnify in Actions, Suits or
                       Proceedings Other Than Those by or in the
                       Right of the Company........................   18
                 8.3   Power to Indemnify in Actions, Suits or
                       Proceedings by or in the Right of the
                       Company.....................................   18
                 8.4   Authorization of Indemnification............   19
                 8.5   Good Faith Defined..........................   19
                 8.6   Indemnification by a Court..................   19
                 8.7   Advancement or Reimbursement of Expenses....   20
                 8.8   Nonexclusivity and Survival of
                       Indemnification.............................   20
                 8.9   Insurance...................................   20

ARTICLE IX             ISSUANCE OF CERTIFICATES....................   21
                 9.1   Issuance of Certificates....................   21
                 9.2   Lost, Stolen or Destroyed Certificates......   21
                 9.3   Registered Owners...........................   21

                                                                    Page
ARTICLE X              TAX ALLOCATIONS.............................   22
                 10.1  Managers' Authority.........................   22
                 10.2  In General..................................   22
                 10.3  Net Income and Net Loss.....................   22
                 10.4  Restrictions on Allocations.................   22
                 10.5  Special Allocations.........................   24
                 10.6  Section 754 Allocations.....................   24
                 10.7  Assignments and Issuance of Additional Shares  24

ARTICLE XI             NET CASH FLOW AND DISTRIBUTIONS.............   24
                 11.1  Free Cash Flow..............................   24
                 11.2  Distributions of Free Cash Flow.............   25
                 11.3  Limitation Upon Distributions...............   25

ARTICLE XII            ACCOUNTING METHOD, PERIOD, RECORDS AND
                       REPORTS.....................................   25
                 12.1  Accounting Method...........................   25
                 12.2  Accounting Period...........................   25
                 12.3  Records, Audits and Reports.................   25
                 12.4  Inspection..................................   25

ARTICLE XIII           TAX MATTERS.................................   25
                 13.1  Tax Returns and Elections...................   25
                 13.2  Tax Controversies...........................   26
                 13.3  State, Local or Foreign Income Taxes........   27

ARTICLE XIV            RESTRICTIONS ON TRANSFERABILITY; OPTIONS AND
                       BUY-SELL PROVISIONS; ADMISSION OF SUBSTITUTE
                       MEMBERS.....................................   27
                 14.1  Generally...................................   27
                 14.2  Restriction on Transfer.....................   28
                 14.3  Put and Call Options........................   28
                 14.4  Buy-Sell Procedure..........................   28
                 14.5  Certain Involuntary Dispositions............   29
                 14.6  General.....................................   29
                 14.7  Substituted Members.........................   30

ARTICLE XV             DISSOLUTION AND TERMINATION.................   31
                 15.1  Dissolution.................................   31
                 15.2  Effect of Dissolution.......................   31
                 15.3  Winding Up, Liquidating and Distribution of
                       Assets......................................   32
                 15.4  Certificate of..............................   32
                 15.5  Return of Contribution Non-recourse to Other
                       Members.....................................   33

                                                                    Page
ARTICLE XVI            MERGER AND CONSOLIDATION....................   33

ARTICLE XVII           MISCELLANEOUS PROVISIONS....................   34
                17.1   Notices.....................................   34
                17.2   Books of Account and Records................   34
                17.3   Application of Delaware Law.................   34
                17.4   Waiver of Action for Partition..............   34
                17.5   Execution of Additional Instruments.........   34
                17.6   Headings....................................   34
                17.7   Waivers.....................................   34
                17.8   Rights and Remedies Cumulative..............   35
                17.9   Severability................................   35
                17.10  Heirs, Successors and Assigns...............   35
                17.11  Creditors...................................   35
                17.12  Counterparts................................   35

                      LIMITED LIABILITY COMPANY AGREEMENT

     This Limited Liability Company Agreement (this "Agreement") is made and entered into as of September 30, 1994, by and between Drilex Holdings Corp., a Delaware corporation ("Drilex"), and Cobb Directional Drilling Company, a Louisiana corporation ("Cobb").

     WHEREAS, Drilex and Cobb are parties to an Asset Purchase Agreement (the "Purchase Agreement") that is being executed and delivered concurrently with the execution and delivery hereof; and

     WHEREAS, the Purchase Agreement calls for Drilex and Cobb to form a Delaware limited liability company under the name "Cobb Directional Drilling Company, L.L.C." pursuant to the Delaware Limited Liability Company Act, as amended; and

     WHEREAS, a certificate of formation of Cobb Company, L.L.C. (the "Company") has been filed with the Secretary of State of the State of Delaware; and

     WHEREAS, the parties hereto desire to provide for the orderly management of the affairs of the Company;

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

     "Additional Member" shall mean any Person admitted to the Company as an Additional Member pursuant to Section 4.5 of this Agreement.

     "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant year, after giving effect to the following adjustments: (i) credit to such Capital Account the Member's share of Minimum Gain; (ii) credit to such Capital Account the Member's share of Member Minimum Gain; and (iii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Affiliate" with respect to a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" shall mean this Agreement as originally executed and as it may be amended from time to time hereafter.

     "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made. "Initial Capital Contribution" shall mean the initial Capital Contribution by a Member pursuant to this Agreement.

     "Capital Percentage" shall mean a Member's ownership interest in the Company expressed as a percentage of the total Shares issued and outstanding.

     "Certificate of Formation" shall mean the Certificate of Formation of the Company filed with and endorsed by the Secretary of State of the State of Delaware, as such certificate may be amended from time to time hereafter.

     "Closing Date" shall mean September 30, 1994.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

     "Cumulative Net Income" shall mean the excess of the aggregate Net Income of the Company since its inception, over the aggregate Net Loss of the Company since its inception.

     "Delaware Act" shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time hereafter.

     "Entity" shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

     "Fiscal Year" means the Company's fiscal year, which shall be determined by the Managers in accordance with Section 706(b) of the Code.

     "Manager" shall mean any of the managers of the Company duly appointed or elected to serve in such capacity under Delaware law and this Agreement.

     "Member" shall mean each Person who executes a counterpart of this Agreement as a Member and each Person who may hereafter become an Additional Member pursuant to Section 4.5 or a Substituted Member pursuant to Section 14.7.

     "Member Minimum Gain" shall mean the aggregate of the partner nonrecourse debt minimum gain amounts of the Company computed in accordance with Treasury Regulation (S) 1.704-2(i)(3).

     "Member Nonrecourse Deductions" shall be determined in accordance with the principles of Treasury Regulation (S) 1.704-2(i)(1). The amount of Member Nonrecourse Deductions for a Company fiscal year is determined in accordance with Treasury Regulation (S) 1.704-2(i)(2) and generally equals the net increase, if any, in the amount of Member Minimum Gain during that fiscal year, determined pursuant to Treasury Regulation (S) 1.704-2(i)(3).

     "Minimum Gain" shall mean the aggregate gain, if any, that would be realized by the Company for purposes of computing income or loss with respect to each Company asset if each Company asset were disposed of by the Company in a taxable transaction in full satisfaction of all nonrecourse liabilities of the Company secured by such asset. Minimum Gain with respect to each Company asset shall be further determined in accordance with the rules of Treasury Regulation
(S) 1.704-2(d) and any subsequent rule or regulation governing the determination of minimum gain. A Member's share of Minimum Gain at the end of any Company year shall equal the aggregate Nonrecourse Deductions allocated to such Member (or his predecessors in interest) up to that time, less such Member's (and predecessors') aggregate share of decreases in Minimum Gain determined in accordance with Treasury Regulation (S) 1.704-2(g).

     "Net Cash Flow" of the Company is defined in Section 11.1.

     "Net Income" shall mean for a taxable year of the Company or other period the excess of (i) the income and gain of the Company for such year or period determined in accordance with the accounting principles described in Article XII, over (ii) the deductions and losses of the Company for such year or period determined in accordance with the accounting principles described in Article XII.

     "Net Loss" shall mean for a taxable year of the Company or other period the excess of (i) the deductions and losses of the Company for such year or period determined in accordance with the accounting principles described in Article XII, over (ii) the income and gain of the Company for such year or period determined in accordance with the accounting principles described in Article XII.

     "Nonrecourse Deductions" shall mean the excess, if any, of the net increase in the amount of Minimum Gain during a Company year over the aggregate amount of any distributions during such year of proceeds of a nonrecourse liability that are allocable to an increase in Minimum Gain. The Nonrecourse Deductions of a year shall consist first of depreciation with respect to each item of Company property to the extent of the increase in Minimum Gain attributable to nonrecourse liabilities of the Company secured by such Company property, with the remainder of any Nonrecourse Deductions made up of a pro rata portion of the Company's other items of loss. Nonrecourse Deductions shall be further determined in accordance with the rules of Treasury Regulation (S)(S) 1.704-2(b)(1) and 1.704-2(c) and any subsequent rule or regulation governing the determination of nonrecourse deductions.

     "Person" shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign of such "Person" where the context so admits.

     "Prime Rate" shall mean the prime rate of interest as announced from time to time by Texas Commerce Bank, National Association.

     "Recapture Income" shall mean the portion of any gain recognized on the disposition of property which is classified as ordinary income under Sections 1245, 1250 and 1254 of the Code, or under other sections of the Code, the amount of which is determined by deductions previously allowable with respect to such property.

     "Related Person" shall mean, with respect to a natural person, any spouse, child, grandchild, brother, sister or parent and any spouse of any such person.

     "Requisite Interest" shall mean the (i) Members holding more than 50% of the issued and outstanding Shares of a particular class held by Members at any given time or (ii) Members holding more than the percentage of a class of outstanding Shares held by Members at any given time specified in the instrument defining the rights of such class of Shares.

     "Reserves" shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

     "Share" shall mean an undivided portion of all or a specified category of the rights, duties, obligations and ownership interests in the Company.

     "Substituted Member" shall mean any transferee or assignee of Shares that is admitted to the Company as a Member pursuant to Section 14.7.

                                   ARTICLE II

                            FORMATION OF THE COMPANY

      2.1 Formation. On September 23, 1994, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act.

      2.2 Name. The name of the Company is Cobb Directional Drilling Company, L.L.C. If the Company shall conduct business in any jurisdiction other than the State of Delaware, it shall register the Company or its trade name with the appropriate authorities in such state in order to have the legal existence of the Company recognized.

      2.3 Place of Business. The Company may locate its places of business and registered office at any place or places as the Managers may from time to time deem advisable.

      2.4 Registered Office and Registered Agent. The Company's registered office shall be at the office of its registered agent at 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent at such address shall be The Corporation Trust Company.

      2.5 Term. The Company and this Agreement shall continue until the earliest of (a) such time as all of the Company's assets have been sold or otherwise disposed of, (b) such time as the Company's existence has been terminated as otherwise provided herein or in the Delaware Act, or (c) 30 years from the date hereof.

      2.6 Purpose of the Company. The purpose of the Company shall be to conduct any lawful business whatsoever, except that it shall not engage in the business of banking or insurance, all as provided under the Delaware Act. The Company shall have any and all powers necessary or desirable to carry out the purpose and business of the Company to the extent the same may be legally exercised by limited liability companies under the Delaware Act. The Company shall carry out the foregoing activities pursuant to the Certificate of Formation and this Agreement.

                                  ARTICLE III

                                INITIAL MEMBERS

     The names and places of business of the initial Members (the "Initial Members") are as follows:

     Drilex Holdings Corp.
     600 Travis, Suite 6600
     Houston, Texas  77002

     Cobb Directional Drilling Company, Inc.
     P.O. Box 558
     Broussard, Louisiana  70518


                                  ARTICLE IV

                            CAPITAL OF THE COMPANY

      4.1  Common Shares; Initial Contributions.

     (a) A class of Shares denominated the "Common Shares" is hereby designated as the sole initial class of Shares of the Company. Each Common Share shall entitle any Member holding the same to one vote in respect of all matters coming before the Members for consideration and to an undivided portion of all of the other rights, duties, obligations and ownership interests in the Company.

     (b) Simultaneously with the execution and delivery of this Agreement, the Company is issuing to Drilex 400,000 Common Shares in exchange for the consideration described in the Purchase Agreement with an agreed initial value of $4,000,000, and the Company is issuing to Cobb 200,000 Common Shares in exchange for the consideration described in the Purchase Agreement with an agreed initial value of $2,000,000. The consideration so given in exchange for the Common Shares so issued shall be deemed to be the "Initial Capital Contribution" of each of Drilex and Cobb.

      4.2 Additional Contributions. No Member shall be required to make additional Capital Contributions unless such Member so agrees. If the Members agree to make additional Capital Contributions, any call for such additional Capital Contributions shall be made solely at the discretion of the Managers, and the existence of liabilities of the Company in excess of the amount of assets available to discharge such liabilities shall not, in the absence of a call by the Managers for further contributions, create a liability on the part of any Member for additional Capital Contributions to meet such deficit. The obligations of Members to make additional Capital Contributions and their liability to the Company and other Members with respect thereto shall not confer any rights on any third parties. All additional Capital Contributions shall be made in proportion to the relative Capital Percentages of the Members and shall be evidenced by the issuance of additional Shares to the contributing Member pursuant to Section 4.5.

      4.3 Failure to Make Additional Contributions. If, at any time, any Member (the "Defaulting Member") should fail to contribute any sum required under the terms of Section 4.2 that such Member has agreed to contribute, and such failure shall continue for

10 days, then the other Members in the relative proportions of their Capital Percentages, or any proportion they may otherwise agree to (the "Advancing Members") may advance on behalf of the Defaulting Member the sum which such Defaulting Member shall have failed to contribute, and such amount shall be treated as a Capital Contribution by the Defaulting Member. Upon any such advance or advances, the Defaulting Member shall be obligated to repay such sum to the Advancing Members, and such sum shall bear interest at the lesser of (i) two percent (2%) above the Prime Rate and (ii) the maximum non-usurious rate allowed by applicable law from the date of the advance by the Advancing Members until such sum is repaid (including accrued interest). Debt service with respect to the amount advanced (the "Advance") shall equal, at any time, the lesser of
(x) all amounts otherwise distributable to the Defaulting Member at that time pursuant to Article XI, and (y) the principal of and interest on the Advance then remaining to be paid, and said debt service shall be payable from all amounts otherwise distributable to the Defaulting Member pursuant to Article XI hereof, notwithstanding anything in Article XI to the contrary. The repayment of the Advance shall be secured by a security interest in favor of the Advancing Members in the Shares issued to the Defaulting Member in connection with the additional Capital Contribution due from such Member, and the Advancing Member may enforce such security interest by foreclosure or otherwise unless the Advance is repaid in full with interest thereon within 30 days after demand. Any pledgee or assignee of the Defaulting Member's Shares shall take such Shares subject to the Advancing Members' security interest therein and the Advancing Member's rights to recover the Advance, together with interest thereon, from all amounts distributable on account of the Defaulting Member's Shares. All amounts that are so applied to debt service on any such Advance shall be deemed to be distributed to the Defaulting Member for purposes of the allocation provisions set forth in Article X.

      4.4 Capital Account. A "Capital Account" shall be established for each Member. The initial balance of a Member's Capital Account shall be the amount of that Member's Initial Capital Contribution. Each Member's Capital Account as of any date shall be increased by (i) the amount of cash contributed by that Member to the Company on or prior to that date; (ii) the fair market value of any property (reduced by any liabilities which are assumed by the Company or to which such property is subject) which is contributed by that Member to the Company on or prior to that date and (iii) any item of Company income or gain which is allocated to such Member pursuant to Article X on or prior to that date; and is decreased by (iv) any Company deduction or loss which is allocated to such Member pursuant to Article X on or prior to that date, (v) the amount of cash distributed by the Company to such Member on or prior to that date and (vi) the fair market value of any property (reduced by any liabilities which are assumed by the distributee Member or to which the property is subject) which is distributed by the Company to the Member on or prior to that date.

      4.5  Additional Issuances of Securities.

     (a) In the event of any additional Capital Contributions, and in order to raise additional capital or to acquire assets, to redeem or retire Company debt or for any other purpose, the Company is authorized to issue Shares and other securities in addition to those issued pursuant to Section 4.1 from time to time to Members or to other Persons, subject to the approval of the Requisite Interest. The Company may assume liabilities in connection with any such issuance. The Managers shall determine the consideration and terms and conditions with respect to any such issuance of Shares. The Managers shall do all things necessary to comply with the Delaware Act and are authorized and directed to do all things they deem to be necessary or advisable in connection with any such issuance, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

     (b) Shares to be issued by the Company shall be issuable from time to time in one or more classes with such voting rights, designations, preferences, limitations, restrictions and relative rights (including rights senior to existing classes of Shares) as may be fixed by the Managers, including without limitation (i) the allocation, for federal income and other tax purposes, to such class of Shares of items of income, gain, loss, deduction and credit; (ii) the rights of such class of Shares to share in distributions by the Company;
(iii) the rights of such class of Shares upon dissolution and liquidation of the Company; (iv) whether such class of Shares is redeemable by the Company and, if so, the price at, and the terms and conditions on, which such class of Shares may be redeemed by the Company; (v) whether such class of Shares is issued with the privilege of conversion and, if so, the rate at and the terms and conditions upon which such class of Shares may be converted into any other class of Shares;
(vi) the terms and conditions of the issuance of such class of Shares; and (vii) the rights of such class of Shares to vote on matters relating to the Company and this Agreement. Upon the issuance of any class of Shares, the Managers (pursuant to the Managers' powers of attorney from the Members), without the approval at the time of any Member, may amend any provision of this Agreement, and execute, swear to, verify, acknowledge, deliver, file and record, if required, an amended Certificate of Formation and any other documents that may be required in connection therewith, as shall be necessary or desirable to reflect the authorization and issuance of such class of Shares and the relative rights of such class of Shares as to the matters set forth in the preceding sentence. The Managers are also authorized to cause the issuance of any other type of security of the Company from time to time to Members or other Persons on terms and conditions established by the Managers. Such securities may include, without limitation, unsecured and secured debt obligations of the Company, debt obligations of the Company convertible into any class of Shares that may be issued by the Company, options, rights or warrants to purchase any such class of Shares or any combination of any of the foregoing. Any class of Shares may be issued in one or more series, provided that all Shares of a series shall have voting rights, designations, preferences, limitations, restrictions and relative rights identical with those of other Shares of the same series and, except to the extent otherwise provided in the description of the series, with those of other series of the same class.

     (c) Upon (i) the execution and delivery to the Company of this Agreement, as it may be amended as provided in subparagraph (b) of this Section 4.5, by the Members of the Company and any Person who is issued Shares of any class, (ii) receipt by the Company of the Capital Contribution of such Person made in connection with the issuance of such Shares and (iii) any other action required by Delaware law, such Person shall be admitted as an Additional Member of the Company.

      4.6 Record of Contributions. The books and records of the Company shall include true and full information regarding the amount of cash and cash equivalents and designation and statement of the value of any other property contributed by each Member to the Company.

      4.7  Splits and Combinations.

     (a) The Company may make a distribution in Shares to all Members or may effect a subdivision or combination of Shares, but in each case only on a pro rata basis so that, after such distribution, subdivision or combination, each Member shall have the same percentage interest in the Company as before such distribution, subdivision or combination.

     (b) Whenever such a distribution, subdivision or combination is declared, the Managers may select a record date as of which the distribution, subdivision or combination shall be effective and shall notify each Member of the distribution, subdivision or combination.

     (c) Promptly following such distribution, subdivision or combination, the Managers may cause the Company to issue to the Members new Certificates representing the new number of Shares, or adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided however, that the Managers may require, as a condition to the delivery of such new Certificate, the surrender of any Certificate representing the Shares prior to such declaration.

      4.8 No Fractional Shares. No fractional Shares shall be issued by the Company unless otherwise determined by the Managers; instead, each fractional Share shall be rounded to the nearest whole Share.

      4.9 Interest. No interest shall be paid by the Company on Capital Contributions.

      4.10 Loans from Members. Loans by a Member to the Company shall not be considered Capital Contributions.

      4.11  Withdrawal or Reduction of Members' Capital Contributions.

     (a) A Member shall not be entitled to withdraw any part of his Capital Contribution or to receive any distribution from the Company, except as otherwise provided in this Agreement.

     (b) A Member shall not receive out of the Company's property any part of his Capital Contributions until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

     (c) A Member, irrespective of the nature of his Capital Contribution, has only the right to demand and receive cash in return for his Capital Contribution.

      4.12 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

      4.13 Borrowing. In the event that the Company, in order to discharge costs, expenses or indebtedness, requires funds in excess of the funds provided by Capital Contributions of the Members pursuant to Section 4.2 and by revenues, the Managers shall be authorized, at any time and from time to time, to cause the Company to borrow additional funds, as shall in the judgment of the Managers be sufficient for such purposes and upon such terms as the Managers may deem advisable.

      4.14 No Further Obligation. Except as expressly provided for in or contemplated by this Article IV, no Member shall have any obligation to provide funds to the Company, whether by Capital Contributions, loans, return of monies received pursuant to the terms of this Agreement or otherwise.

                                   ARTICLE V

                       RIGHTS AND OBLIGATIONS OF MEMBERS

      5.1 Limitation of Members' Responsibility, Liability. The Members shall not perform any act on behalf of the Company, incur any expense, obligation or indebtedness of any nature on behalf of the Company, or in any manner participate in the management of the Company or receive or be credited with any amounts, except as specifically contemplated hereunder. The Members shall not be personally liable for any amount in excess of their respective Capital Contributions, and shall not be liable for any of the debts or losses of the Company, except to the extent that a liability of the Company is founded upon or results from an unauthorized act or activity of such Member. In addition, each Member's liability shall be limited as set forth in the Delaware Act and other applicable law hereafter in effect.

      5.2 Return of Distributions. In accordance with Section 18-607 of the Delaware Act, a Member will be obligated to return any distribution from the Company only as provided by applicable law.

      5.3 Priority and Return of Capital. Except as may be provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to profits, losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

                                   ARTICLE VI

                        MEETINGS OF MEMBERS; AMENDMENTS

      6.1 Annual Meeting. The annual meeting of the Members shall be held at such time as shall be determined by resolution of the Members, commencing with the year 1995, for the purpose of the transaction of such business as may come before the meeting.

      6.2 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member or Members holding at least 30% of the Shares entitled to vote on such matter.

      6.3 Place of Meetings. The Members may designate any place as the place of meeting for any meeting of the Members. If no designation is made, the meeting shall be held at the principal offices of the Company.

      6.4 Notice of Meetings. Except as provided in Section 6.5, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at his address as it appears on the books of the Company, with postage thereon prepaid. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the respective Member which has been supplied by such Member to the Manager and identified as such Member's facsimile number.

      6.5 Meeting of All Members. If all of the Members shall meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

      6.6 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, the Managers may set a record date. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

      6.7 Quorum. Members holding at least a majority of each class of Shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, Members holding a majority of such class of Shares so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

     At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members holding that number of Shares whose absence would cause less than a quorum.

      6.8 Manner of Acting. If a quorum is present, the affirmative vote of the Requisite Interest on the subject matter shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Delaware Act, by the Certificate of Formation or by this Agreement.

      6.9 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

      6.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by Members entitled to vote thereon holding not less than the number of Shares required to approve such action and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all Members entitled to vote thereon holding not less than the number of Shares required to approve such action have signed the consent, unless the consent specifies a different effective date.
The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

      6.11 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

      6.12 Special Prohibitions and Limitations. Without the prior approval of the Requisite Interest, the Company shall not (i) sell, exchange or otherwise dispose of all or substantially all of the assets of the Company outside the ordinary course of business of the Company (provided, however, that this provision shall not be interpreted to preclude or limit the mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the Company and shall not apply to any forced sale of any or all of the assets of the Company pursuant to the foreclosure of (or in lieu of foreclosure), or other realization upon, any such encumbrance), (ii) merge, consolidate or combine with any other Person, or (iii) issue additional Shares of any class.

      6.13 Amendments to be Adopted Solely by the Managers. The Managers, without the consent at the time of any Member, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

     (a) a change in the name of the Company or the location of the principal place of business of the Company;

     (b) the admission, substitution or withdrawal of Members in accordance with this Agreement;

     (c) a change that is necessary or advisable in the opinion of the Managers to qualify the Company as a company in which members have limited liability under the laws of any state or other jurisdiction or to ensure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes;

     (d) a change that (i) in the sole discretion of the Managers does not adversely affect the Members in any material respect, (ii) is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute or (iii) is required or contemplated by this Agreement;

     (e) an amendment that is necessary, as reflected in an opinion of counsel, to prevent the Company or any Member or its directors or officers from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

     (f) a change in any provision of this Agreement which requires any action to be taken by or on behalf of the Company or the Members pursuant to the requirements of Delaware law if the provisions of Delaware law are amended, modified or revoked so that the taking of such action is no longer required; provided that this Section 6.13(f) shall be applicable only if such changes are not materially adverse to the Members;

     (g) a change that is necessary or desirable in connection with the issuance of any class of Shares pursuant to Section 4.5; or

     (h) any other amendments similar to the foregoing.

     Each Member hereby appoints each Manager as its attorney-in-fact to execute any amendment permitted by this Section 6.13.

      6.14 Amendments. A proposed amendment (other than one permitted by Section 6.13) shall be effective upon its adoption by the affirmative vote of 80% of the Shares entitled to vote. The Company shall notify all Members upon final adoption or rejection of any proposed amendment.

                                  ARTICLE VII

                         RIGHTS AND DUTIES OF MANAGERS

      7.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its Managers. In addition to the powers and authorities expressly conferred by this Agreement upon the Managers, the Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Members by the Delaware Act, the Certificate of Formation of the Company or this Agreement.

      7.2 Number and Qualifications. The numbers of Managers of the Company shall be three. Managers need not be residents of the State of Delaware or Members of the Company. The Managers, in their discretion, may elect a chairman of the Managers who shall preside at meetings of the Managers.

      7.3 Powers of the Managers. Without limiting the generality of Section 7.1, the Managers shall have power and authority, acting in concert in accordance with this Agreement, to cause the Company to take any of the following actions:

     (a) To acquire property in the name of the Company from any Person;

     (b) To incur debt or liabilities on behalf of the Company;

     (c) To purchase liability and other insurance to protect the Company's property and business;

     (d) To hold and own any Company real and/or personal properties, foreign or domestic, in the name of the Company;

     (e) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

     (f) To sell or otherwise dispose of the assets of the Company;

     (g) To execute on behalf of the Company instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company's property, assignments, bills of sale, leases, partnership agreements, and other instruments or documents necessary to the business of the Company;

     (h) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

     (i) To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve;

     (j) To form or invest in any Entity, to conduct the business of the Company or for any other purpose; and

     (k) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

Unless authorized to do so by this Agreement or by the Managers of the Company, no Member, agent or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No debt may be contracted or liability incurred by or on behalf of the Company except upon the approval of the Managers as provided in this Agreement.

      7.4 Initial Managers. The initial Managers shall be John Forrest and Bruce Broussard (deemed appointed by Drilex) and Archie A. Cobb, III (deemed appointed by Cobb). So long as the Initial Members are the only Members, each shall have the right (a) to designate one or more Managers in proportion to such Member's respective ownership of Shares and (b) to remove, replace or fill any vacancy occurring for any reason of any Manager appointed by such Member.

      7.5 Election. Except as provided in Section 7.4, at each annual meeting of the Members, the Members shall elect the Managers to hold office until the next succeeding annual meeting. Unless removed in accordance with this Agreement, each Manager shall hold office for the term for which he is elected and until his successor shall be elected and qualified. Each Member shall be entitled at all elections of Managers to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) it would be entitled to cast for the election of Managers with respect to its Shares multiplied by the number of Managers to be elected, and such holder may cast all of such votes for a single Manager or may distribute them among the number to be voted for, or for any two or more of them as it may see fit.

      7.6 Vacancy; Removal. Except as provided in Section 7.4, any vacancy occurring by reason of death, resignation, removal or any other reason causing a change in the number of Managers may be filled by the affirmative vote of the remaining Managers at a special meeting called for such purpose. A Manager elected to fill such vacancy shall be elected for the unexpired term of the predecessor in office. A Manager may be removed at any time, with or without cause, by the affirmative vote of the Requisite Interest.

      7.7 Place of Meetings. All meetings of the Managers of the Company or committees thereof may be held either within or without the State of Delaware. Any Manager may participate in a meeting by means of conference telephone or similar equipment, and participation by such means shall constitute presence in person at the meeting.

      7.8 Annual Meetings of Managers. The annual meeting of Managers shall be held, without further notice, immediately following the annual meeting of Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of all of the Managers.

      7.9 Regular Meetings of Managers. Regular meetings of the Managers may be held without notice at such time and place, either within or without the State of Delaware, as shall from time to time be determined by the Managers.

      7.10 Special Meetings of Managers. Special meetings of the Managers may be called by any Manager on two days' notice to each Manager, either personally or by mail, telephone or telegram.

      7.11 Quorum. At all meetings of the Managers, the presence of a majority of the Managers shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. The act of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers, except as otherwise provided by law, Certificate of Formation or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

      7.12 Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

      7.13 Compensation of Managers. Managers, as such, shall not receive any stated salary for their services, but shall receive such compensation for their services as may be from time to time approved by the Managers, provided that nothing contained in this Agreement shall preclude any Manager from serving the Company in any other capacity and receiving compensation for service. In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Managers.

      7.14 Committees. The Managers may, by resolution, designate from among the Managers one or more committees, each of which shall be comprised of one or more Managers, and may designate one or more of the Managers as alternate members of any committee, who may, subject to any limitations imposed by the Managers, replace absent or disqualified Managers at any meeting of that committee. Such committee shall have and may exercise all of the authority of the Managers, subject to the limitations set forth in this Agreement and under the Delaware Act.

      7.15 Liability of Managers. A Manager shall not be liable under any judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company by reason of his acting as a Manager of the Company. A Manager of the Company shall not be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager, except for liability for any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or for a distribution, redemption or purchase of or with respect to Shares in the Company in violation of Delaware law as a result of the willful or grossly negligent act or omission of the Manager. If the laws of the State of Delaware are amended after the date of this Agreement to authorize action further eliminating or limiting the personal liability of Managers, then the liability of a Manager of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended laws of the State of Delaware. Any repeal or modification of this Section 7.15 by the Members of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Manager of the Company existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification.

      7.16 Officers. The Managers of the Company may elect the officers of the Company, who shall hold offices specified by the Managers for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managers; and each officer of the Company shall hold office until his successor is chosen and qualified or until his earlier resignation or removal. Any officer elected by the Managers may be removed at any time by the affirmative vote of the Managers. Any vacancy occurring in any office of the Company may be filled by the Managers. The salaries of all officers of the Company shall be fixed by the Managers.

                                  ARTICLE VIII

                                INDEMNIFICATION

      8.1 Indemnification. Each person who at any time shall be, or shall have been, a Manager or officer of the Company, or any person who, while a Manager, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, member, manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of an Entity, shall be entitled to indemnification as and to the fullest extent permitted by the provisions of Delaware law or any successor statutory provisions, as from time to time amended. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which one to be indemnified may be entitled as a matter of law or under this Agreement, any other agreement, by vote of the Members or disinterested Managers or otherwise, both as to any action in an official capacity and as to action in another capacity while holding such office. Any repeal of this Section 8.1 shall be prospective only, and shall not adversely affect any right of indemnification existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification.

      8.2 Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Company. Without limiting the provisions of Section 8.1, subject to Section 8.4 the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Manager or officer of the Company, or is or was serving at the request of the Company as a director, member, manager, officer, employee or agent of an Entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      8.3 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Company. Without limiting the provisions of Section 8.1, subject to Section 8.4, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Manager or officer of the Company, or is or was serving at the request of the Company as a director, member, manager, officer, employee or agent of an Entity against expenses

(including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      8.4  Authorization of Indemnification.  Any indemnification under this
Article VIII (unless ordered by a court) shall be made by the Company as permitted by Delaware Law or as authorized in the specific case upon a determination that indemnification is proper in the circumstances because it is permitted under Delaware law or the applicable standards of conduct set forth in
Section 8.2 or Section 8.3, as the case may be, have been met. Such determination shall be made (i) by the Managers by a majority vote of a quorum consisting of Managers who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested Managers so directs, by independent legal counsel in a written opinion or (iii) by the Members by a vote of a majority of Shares held by Members who were not parties to such action, suit or proceeding. To the extent, however, that a Manager or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

      8.5  Good Faith Defined.  For purposes of any determination under this
Article VIII, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the other Managers, Members, officers, employees or committees of the Company or by any other person as to matters the member or manager reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid. The provisions of this Section 8.5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in the provisions of the Delaware Act, or in Section 8.2 or Section 8.3, as the case may be.

      8.6 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 8.4, and notwithstanding the absence of any determination thereunder, any Member, Manager, officer, employee or agent may apply to any court of competent jurisdiction for indemnification to the extent otherwise permissible under Delaware law or this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Member, Manager, officer, employee or agent is proper in the circumstances because it is permitted under the provisions of the Delaware Act, or the Member, Manager, officer, employee or agent has met the applicable standards of conduct set forth in Section 8.2 or Section 8.3, as the case may be. Notice of any application for indemnification pursuant to this Section 8.6 shall be given to the Company promptly upon the filing of such application.

      8.7 Advancement or Reimbursement of Expenses. The Company shall pay in advance or reimburse expenses actually or reasonably incurred or anticipated by such Manager or officer in connection with his appearance as a witness or other participation in a proceeding whether or not such Manager or officer is a named defendant or a respondent in the proceeding. To obtain indemnification or an expense advance, the person requesting indemnification shall submit to the Company a written request with such information as is reasonably available to him. If the expense advance is to be paid prior to final disposition of the proceeding, there shall be included a written statement of such person's good faith belief that he has met the necessary standard of conduct under the Delaware Act and an undertaking to repay any amount paid if it is ultimately determined that those conduct requirements were not met. Upon receipt of the request, the Company shall determine (whether made by special counsel or otherwise) whether such person is entitled to indemnification or an expense advance. If the request is rejected, the Company shall notify such person of the reason therefor. If, within sixty days of the Company's receipt of the request, the request for payment is rejected or not acted on, such person shall have the right to an adjudication in any court of competent jurisdiction of such person's entitlement to such indemnification or expense advance.

      8.8 Nonexclusivity and Survival of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which one seeking indemnification and advancement of expenses may be entitled under this Agreement, any other agreement, by vote of Members or disinterested Managers or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of any person specified in this
Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in this Article VIII but whom the Company has the power or obligation to indemnify under the provisions of the Delaware Act or otherwise.

      8.9 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Member, Manager, director, officer, employee or agent of an Entity against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him against such liability under the provisions of this Article VIII.

                                   ARTICLE IX

                            ISSUANCE OF CERTIFICATES

      9.1 Issuance of Certificates. Upon the issuance of Shares, the Company shall issue one or more Certificates in the name of the Members owning such Shares. Upon the transfer of a Share, the Company shall issue replacement Certificates according to such procedures as the Company may reasonably establish.

      9.2 Lost, Stolen or Destroyed Certificates. The Company shall issue a new Certificate in place of any Certificate previously issued if the registered owner of the Certificate:

     (a) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen;

     (b) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

     (c) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

     (d) satisfies any other reasonable requirements imposed by the Company.

When a Certificate has been lost, destroyed or stolen, and the Member fails to notify the Company within a reasonable time after he has notice of it, and a transfer of the Shares represented by the Certificate is registered before the Company receives such notification, the Member shall be precluded from making any claim against the Company for such transfer or for a new Certificate.

      9.3 Registered Owners. The Company shall be entitled to treat the registered owner of any Shares as the Person that owns such Shares and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Shares on the part of any other Person, regardless of whether it shall have actual or other notice thereof, except as otherwise provided by law.

                                   ARTICLE X

                                TAX ALLOCATIONS

      10.1 Managers' Authority. The income, deductions and credits of the Company shall be allocated among the Members in the manner that the Managers determine is required by the Code. If, as to one or more classes of tax items, the Managers determine that more than one method is permitted or that the correct method is uncertain, the Managers may adopt such method for reporting purposes that they think is in the best interest of the Company, taking into account ease of administration, the desire to match taxable income and deductions with economic income and deductions, the economic interests of the Member, and the risk of proposed adjustments by the Internal Revenue Service; provided, however, that the Company shall allocate the items set forth in
Section 10.3 in the manner specified therein unless the Managers determine that another allocation is required by the Code.

      10.2 In General. The recognition and classification of the items of income, gain, loss and deduction of the Company (whether recognized prior to or during winding up) shall be the same for purposes of this Article X as their recognition and classification for federal income tax purposes determined (i) without regard to any Section 754 Election which may have been made and (ii) without regard to any provision of the Code which provides that an item of income or gain is not includable in gross income or that an expenditure is not deductible or chargeable to a capital account.

      10.3 Net Income and Net Loss. Net Income and Net Loss shall be allocated to the Members in accordance with their respective Capital Percentages.

      10.4  Restrictions on Allocations.  Notwithstanding anything in this
Article X to the contrary:

     (a) The Net Loss allocated to a Member pursuant to Section 10.3 hereof shall not exceed the maximum amount of Net Loss that can be so allocated without causing the Member to have an Adjusted Capital Account Deficit at the end of the fiscal year. All Net Loss in excess of the limitation set forth in this Section 10.4(a) shall be allocated to the Members who do not have Adjusted Capital Account Deficits in proportion to their Capital Percentages but only to the extent that the Net Loss does not cause any Member to have an Adjusted Capital Account Deficit.

     (b) In the event a Member receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4),
(5) or (6), items of Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

     (c) In the event a Member has an Adjusted Capital Account Deficit at the end of any Company fiscal year, such Member shall be specially allocated items of Net Income in the amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

     (d) Notwithstanding any other provision of this Agreement, but subject to the exceptions set forth in Treasury Regulation (S) 1.704-2(f)(2), (3), (4) or
(5), if there is a net decrease in Minimum Gain during a Company fiscal year, the Members must be allocated items of Net Income for such year (and, if necessary, subsequent years) in the proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in Minimum Gain (as such share is determined in accordance with Treasury Regulation Section 1.704-2(g)(2)). The Minimum Gain chargeback shall consist first of Net Income from the disposition of Company assets subject to nonrecourse liabilities of the Company with the remainder of the Minimum Gain chargeback, if any, made up of a pro rata portion of the Company's other items of Net Income for such year and shall be determined in accordance with Treasury Regulation (S)(S) 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. If such Net Income from the disposition of Company assets exceeds the amount of Minimum Gain chargeback, a proportionate share of each item of such Net Income shall constitute a part of the Minimum Gain chargeback.

     (e) Notwithstanding any other provision of this Agreement, but subject to the exceptions referenced in Treasury Regulation (S) 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Company year, items of income and gain for such year (and, if necessary subsequent years) shall first be allocated to each Member with a share of that Member Minimum Gain in proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in Member Minimum Gain (as such share is determined in accordance with Treasury Regulation (S) 1.704-2(i)(4)). The items to be so allocated shall be determined in accordance with Treasury Regulation (S) 1.704-2(i)(4), or any successor provision.

     (f) Nonrecourse Deductions for any taxable year shall be allocated among the Members in the same manner as are the other Profits and Losses of the Company for such year. Member Nonrecourse Deductions for any taxable year should be allocated among the Members in accordance with Treasury Regulation (S) 1.704-2(i)(1).

     (g) The allocations set forth in this Section 10.4 ("Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation (S)(S) 1.704-1 and 1.704-2. Notwithstanding any other provision of this Section 10.4 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Net Income and Net Loss among the Members so that, to the extent possible, the net amount of such allocations of other Net Income and Net Loss and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated to the Members if the Regulatory Allocations had not occurred.

      10.5  Special Allocations.

     Notwithstanding anything in this Agreement to the contrary, the Company shall allocate the following items in the manner indicated:

     (a) Recapture Income. In the event of the sale or other disposition of depreciable or depletable property, Recapture Income shall be allocated among the Members in the ratio in which the deductions giving rise to such Recapture Income were allocated.

     (b) Contributed Property. In accordance with Section 704(c) of the Code and applicable Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the Company (or any predecessor thereto) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company (or any predecessor thereto) for federal income tax purposes and the fair market value of such property for federal income tax purposes at the time of contribution. In addition, in the event that any asset of the Company is revalued pursuant to the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder, subsequent allocations of income, gain, loss and deduction for tax purposes with respect to such asset shall take account of any variation between the adjusted basis of such assets for federal income tax purposes and its adjusted value, in the same manner as under Section 704(c) of the Code and the applicable Treasury Regulations. Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement.

      10.6 Section 754 Allocations. Income, deductions, credits and basis of the Company that are attributable to an election under Section 754 of the Code shall be allocated to the Members in the manner that the Managers determine is reasonable.

      10.7 Assignments and Issuance of Additional Shares. The Company shall allocate taxable items attributable to a Share that is assigned or newly issued during a Fiscal Year between the assignor and the assignee of such Share or the existing Members and the new Members by closing the books of the Company as of the end of the day prior to the day in which such Shares are assigned or issued.

                                   ARTICLE XI

                        NET CASH FLOW AND DISTRIBUTIONS

      11.1 Free Cash Flow. "Free Cash Flow" shall mean all income and revenues of the Company less (i) all expenses and costs, (ii) all accrued and unpaid or unfunded costs and expenses, (iii) all principal and interest paid or payable on indebtedness and (iv) all reasonable reserves established by the Manager for working capital requirements or to provide funds for other contingencies.

      11.2 Distributions of Free Cash Flow. The Managers shall determine the availability of Free Cash Flow for distribution, and shall distribute such available Free Cash Flow at such reasonable intervals as it may select, on at least an annual basis. To the extent Free Cash Flow is available, such distributions shall be made to the Members in accordance with their respective Capital Percentages.

      11.3 Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the fair value of the assets of the Company are in excess of the fair value of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions and liabilities for which the recourse of creditors is limited to a specified property of the Company.

                                  ARTICLE XII

                 ACCOUNTING METHOD, PERIOD, RECORDS AND REPORTS

      12.1 Accounting Method. The books and records of account of the Company shall be maintained in accordance with the accrual method of accounting.

      12.2 Accounting Period. The Company's accounting period shall be the Fiscal Year.

      12.3 Records, Audits and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company.

      12.4 Inspection. The books and records of the Company shall be maintained at the principal place of business of the Company and shall be open to inspection by the Members at all reasonable times during any business day.

                                  ARTICLE XIII

                                  TAX MATTERS

      13.1 Tax Returns and Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within 90 days after the close of the Company's Fiscal Year.

     The Company shall make the following tax elections:

     (a) at the request of any Member, an election under Section 754 of the Code relating to the adjustment of the adjusted basis of Company assets as provided in Sections 734 and 743 of the Code, subject to the Company's right to seek to revoke any such election upon the Managers' determination that such revocation is in the best interest of the Members;

     (b) an election to deduct expenses incurred in organizing the Company ratably over a 60-month period as provided in Section 709 of the Code; and

     (c) any other election permitted to be made by the Company upon the affirmative vote of the Managers.

      13.2  Tax Controversies.

     (a) The Members hereby designate Drilex as the tax matters partner, as defined in the Code (herein referred to as the "TMP"), who is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to be reimbursed by the Company for funds for professional services and out-of-pocket costs associated therewith. The TMP shall not be liable to the Company or any other Member for any act or omission taken or suffered by it in such capacity in good faith and in the belief that such act or omission is in or is not opposed to the best interest of the Company, provided that such act or omission is not in violation of this Agreement and does not constitute gross negligence, fraud or a willful violation of the law. The first return filed with respect to the Company shall include a statement that all of the Members are "notice partners" as defined in
Section 6231(a)(8) of the Code. The TMP shall have the authority to sign any tax return required to be filed by the Company.

     (b) Upon receipt by the TMP of any notice of examination or any other notice, request, inquiry or statement of a material nature from the Internal Revenue Service, the TMP shall within ten days send the other Members a copy of the documents so received. Subject to the provisions of paragraph (c) below, which shall control as to any matters specified therein, in the event that such documents require a response, the TMP shall provide a copy of its proposed response to the other Members in a timely fashion so as to allow the Members ten days to comment upon such proposed response. The TMP and the other Members agree to cooperate in good faith so as to cause such response to be agreeable to all Members.

     (c) Without the written consent of the other Members, the TMP shall not act on behalf of the Company to:

     (i) consent to an extension of the statute of limitations applicable to the assessment and collection of any tax;

     (ii) commence litigation in the Tax Court; or

     (iii) file a claim for refund (or request for an administrative adjustment by the Internal Revenue Service) or sue for refund of any income taxes.

If the TMP or any other Member concludes it is in the best interest of the Company to take any of the actions enumerated in the preceding sentence, it shall advise the other Members in writing of the action it would propose for the Company to take. If any Member disagrees with such proposed action, it shall so advise the other Members and the TMP in writing in a timely fashion setting forth the reasons for its disagreement. The Members shall thereafter use their best efforts, acting in good faith, to reach agreement with respect to such proposed action. If agreement is reached, the TMP shall effect such action, but if agreement cannot be reached, no such action shall be taken by the Company.
In the event the TMP or one of the other Members, acting on its own behalf, intends to take any action of the sort described in this paragraph with respect to Company items, it shall so notify the other Members at least 15 days prior to taking such action.

     (d) In the event of an examination of a Company return by the Internal Revenue Service, the Members do not waive their rights to participate in the Internal Revenue Service administrative proceedings. The Members agree to use their best efforts to coordinate their work and cooperate with each other during the Internal Revenue Service administrative proceedings relating to the examination including the appellate conference. In the event any Member intends to enter into a settlement with the Internal Revenue Service, the Member intending to settle shall notify the TMP and the other Members of the terms of such proposed settlement 15 days prior to entering into a definitive agreement of settlement. Any such settlement by any Member shall be only as a Member, and not as tax matters partner so as to bind the Company or any other Member to such settlement.

      13.3 State, Local or Foreign Income Taxes. In the event state or foreign income taxes become applicable, any references to federal income taxes or to "income taxes" contained herein shall refer to federal, state, local and foreign income taxes. References to the Code or Treasury Regulations shall be deemed to refer to corresponding provisions which may become applicable under state, local or foreign income tax statutes and regulations.

                                  ARTICLE XIV

                        RESTRICTIONS ON TRANSFERABILITY;
                        OPTIONS AND BUY-SELL PROVISIONS;
                        ADMISSION OF SUBSTITUTE MEMBERS

      14.1 Generally. All Shares at any time and from time to time outstanding shall be held subject to the conditions and restrictions set forth in this Article, which conditions and restrictions shall apply equally to the Members and their respective transferees (except as otherwise expressly stated), and each Member by executing this Agreement or by accepting a certificate or other indicia of ownership therefor from the Company agrees with the Company and with each other Member to such conditions and restrictions. Without limiting the generality of the foregoing, the Company shall require as a condition to the transfer of record ownership of Shares that the transferee of such Shares execute and deliver this Agreement as evidence that such Shares are held subject to the terms, conditions and restrictions set forth herein.

      14.2 Restriction on Transfer. No Shares shall be sold, assigned, given, transferred, exchanged, devised, bequeathed, pledged or otherwise disposed of to any Person except in accordance with the terms of this Agreement. All certificates representing the respective Shares shall contain conspicuous notation on such certificate indicating that the transfer of such Shares is subject to the terms and restrictions of this Agreement, and each Member consents to the placement of such legend on the certificate or certificates representing the Shares owned by such Member.

      14.3  Put and Call Options.

     (a) Drilex shall have the option, exercisable at any time prior to the date one year after the Closing Date (the "First Anniversary"), to purchase Cobb's Interest from Cobb (or any successor to Cobb's Interest) for a purchase price equal to $2,000,000 plus the Cobb Fraction of Undistributed Income (as defined below).

     (b) Cobb shall have the option, exercisable at any time prior to the First Anniversary, to sell Cobb's Interest to Driles for a purchase price equal to $1,000,000 plus the Cobb Fraction of Undistributed Income.

     (c) For purposes of this Section 14.3, "Undistributed Income" shall mean the Cumulative Net Income (before provision for federal or state income taxes imposed on the members, but after all taxes imposed on the Company) of the Company, less all distributions made to Members, in each case from the Closing to the date of sale and computed in accordance with generally accepted accounting principles. The "Cobb Fraction" shall mean a fraction, the numerator of which is the number of Shares owned by Cobb and the denominator of which is the total number of Shares issued.

      14.4 Buy-Sell Procedure. If a sale is not consummated pursuant to the options provided for in Section 14.3 or 14.5, at any time after the date three years after the Closing Date and prior to the date five years after the Closing Date, either Drilex or Cobb may institute the procedures set forth in this
Section 14.4 for the purchase of the Interest of the other party. To exercise this right, the exercising party (the "Originating Party") shall deliver to the other party (the "Offeree") an offer (the "Offer") in writing, stating a deemed price at which the Originating Party is willing to value all outstanding Shares and the resulting per Share purchase price (the "Per Share Price") at which the Originating Party offers either to (1) purchase all the Offeree's Interest from the Offeree or (2) sell all the Originating Party's Interest to the Offeree. The Offeree shall then be obligated either to:

     (a) sell all its Interest to the Originating Party at a price per Share equal to the Per Share Price; or

     (b) purchase all the Interest of the Originating Party at a price per Share equal to the Per Share Price.

The Offeree shall give written notice of its election to the Originating Party within 90 days after receipt of the Offer. Failure of the Offeree to give the Originating Party notice of its election within such 90 day period shall be conclusively deemed to be an election under clause (a) above. Upon an election or deemed election, the originating Party and the Offeree shall be bound to purchase and sell the applicable Interest as set forth herein.

      14.5  Certain Involuntary Dispositions.

     (a) Upon the death of Archie A. Cobb, III ("Mr. Cobb"), Drilex shall have the option to purchase all of Cobb's Interest, and Cobb shall be obligated to sell Cobb's Interest to Drilex, at a purchase price equal to the Payment Amount. Such sale shall be consummated within six months after the date of Mr. Cobb's death.

     (b) Prior to any (1) involuntary transfer or disposition of Cobb's Interest or (2) any direct or indirect transfer or disposition of any equity interest in Cobb not consented to by Drilex, Cobb shall give written notice thereof, disclosing in full to Drilex the nature and details of such disposition, and Drilex shall have the option to purchase for six months after the receipt of such written notice, at a purchase price equal to the Payment Amount.

     (c) For purposes of this Section 14.5, "Payment Amount" means the greater of (i) $2,000,000 plus the Cobb Fraction of Undistributed Income and (ii) the equivalent in cash of the price set forth in a bona fide written proposal (an "Acquisition Proposal") from a third party to acquire all of Cobb's Interest that is furnished to Drilex within four months of the date of the event giving rise to the need to determine the Payment Amount (the "Trigger Date"). If Drilex does not exercise the options set forth in this Section 14.5 within five months of the Trigger Date, then Cobb shall be permitted, at any time within, but not after, six months after the Trigger Date, to sell all (but not less than all) of Cobb's Interest; provided, however, that no such sale shall be made at a lower price or on more favorable terms or to any person other than specified in the Acquisition Proposal. Cobb's Interest shall remain subject to the terms of this Agreement (including this Article XIV) after any such sale. If no such sale pursuant to such Acquisition Proposal is consummated, Drilex shall again have the option to purchase Cobb's Interest, exercisable for a period of 30 days after the lapse of such six-month period, for a Payment Amount of $2,000,000 plus the Cobb Fraction of Undistributed Income.

      14.6  General.

     (a) The closing of a purchase pursuant to this Article XIV shall be held at the principal executive office of Drilex or such other location as may be mutually agreed upon on a mutually acceptable date not more than 60 days after
(i) the date of exercise of an option provided for in Section 14.3 or 14.5 or
(ii) the effective date of the

Offeree's election or deemed election under Section 14.4; provided, however, that if the consent or approval of any governmental entity is necessary for such purchase or if the expiration of any waiting period following the giving of any notice to a governmental entity is required before such purchase may be effected, the date of closing shall be extended to such date not more than ten days after the date on which such consent or approval is obtained or notice period expired. At such closing the selling party shall assign, or cause to be assigned to the extent any of its Interest is then held by another person, to the purchasing party all right, title and interest in and to its Interest, free and clear of all liens. The selling party shall also, at the request of the purchasing party, execute all other documents and take such other actions as may be reasonably necessary or desirable to effectuate the transfer of its Interest and to carry out the purposes of this Agreement.

     (b) The purchase price for the Interest to be purchased pursuant to Article XIV shall be paid in cash by wire transfer at the closing of the purchase to an account designated by the selling party at least two business days prior to such closing or in other immediately available funds.

     (c) The parties shall use their best efforts to obtain all consents, approvals and authorizations of all governmental entities and other persons necessary to effect the transfer of an Interest as provided herein and otherwise permit the transfer and sale of such Interest as provided herein, and shall use their best efforts to take all other actions, and to cause their affiliates to take such actions, as may be necessary to permit such transfer, including the filing of a notification and report form under the HSR Act, if applicable, and any other notices and filings with governmental entities as may be required to effect the transaction.

     (d) If either party is required to purchase the Interest of the other party pursuant to Section 14.4 but thereafter does not close the purchase of such Interest as required by the terms of this Agreement, such party shall be deemed to be in default of a material obligation hereunder and the other party, in addition to any other rights and remedies that may exist, may purchase the Interest of the defaulting party at the purchase price for such Interest as provided herein within 30 days thereafter.

     (e) For purposes of this Article XIV, a party's "Interest" means all Shares originally issued to such party together with any Shares issued in respect thereto or issued to such party or any successor to such party's interest.

      14.7 Substituted Members. Any assignee of any Shares that is not already a Member shall not have the right to participate in the management of the business and affairs of the Company, to vote such Shares, or to become a member of the Company unless the Requisite Interest of the Members of the Company other than the Member who is proposing to assign part or all of its Shares approve of the proposed assignment, which approval may be given or withheld within the sole discretion of each such Member. If such an assignee of Shares is not admitted as a Member of the Company, such assignee only is entitled to receive the share of profits, distributions, and allocations of income, gain, loss, deduction, credit, or similar item to which the assignor was entitled, to the extent assigned.

                                   ARTICLE XV

                          DISSOLUTION AND TERMINATION

      15.1  Dissolution.

     (a) The Company shall dissolve upon the occurrence of any of the following events:

     (i) when the period fixed for the duration of the Company shall expire;

     (ii) if the Members so agree in writing;

     (iii) upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company (a "Withdrawal Event"), unless the business of the Company is continued by the consent of the Requisite Interest of the remaining Members within 90 days after written notice thereof is provided to the Members by the Company and there are at least two remaining Members; or

     (iv) as otherwise provided under Delaware law.

     (b) Notwithstanding anything to the contrary in this Agreement, if the Requisite Interest votes to dissolve the Company, then the Requisite Interest of the Members shall agree in writing to dissolve the Company as soon as possible (but in any event not more than 10 days) thereafter.

     (c) The personal representative (or other successor-in-interest) of a deceased Member shall, subject to the provisions of Article XIV, succeed to the deceased Member's interest in the Company. However, such personal representative (or other successor in interest) shall not be entitled to be admitted as a Member unless the conditions specified in Article XIV are met.

      15.2 Effect of Dissolution. Upon the occurrence of any of the events specified in this Article effecting the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of cancellation has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

      15.3  Winding Up, Liquidating and Distribution of Assets.

     (a) Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.

     (b) If the Company is dissolved and its affairs are to be wound up, the Managers shall (1) sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Managers may determine to distribute any assets in kind to the Members), (2) allocate any income or loss resulting from such sales to the Members in accordance with Article X hereof,
(3) discharge all liabilities to creditors in the order of priority as provided by law, (4) discharge all liabilities of the Members (other than liabilities to Members or for Capital Contributions to the extent unpaid in breach of an obligation to do so), including all costs relating to the dissolution, winding up and liquidation and distribution of assets, (5) establish such reserves as the Managers may determine to be reasonably necessary to provide for contingent liabilities of the Company, (6) discharge any liabilities of the Company to the Members other than on account of their interests in Company capital or profits and (7) distribute the remaining assets to the Members, either in cash or in kind, as determined by the Managers, pro rata according to the relative number and class of Shares held by each. If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Managers.

     (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Company no Member shall have any obligation to make any contribution to the capital of the Company other than any Capital Contributions such Member agreed to make in accordance with this Agreement.

     (d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

     (e) The Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

     (f) Any Member who defaults under Section 4.2 and 4.3 hereof shall be deemed to have consented to the direct payment of such cash or property distributions due him to the contributing Members in accordance with Section 4.3.

      15.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed in duplicate, and verified by the person signing the Certificate of Cancellation and filed with the Delaware Secretary of State, which Certificate shall set forth the information required by the Delaware Act.

      15.5 Return of Contribution Non-recourse to Other Members. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of the Member's Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

                                  ARTICLE XVI

                            MERGER AND CONSOLIDATION

     16.1 Company May Merge. Pursuant to an agreement of merger or consolidation approved pursuant to Section 6.12, the Company may merge or consolidate with or into one or more Entities. In connection with such merger or consolidation, rights or securities of, or interests in, the Company or any Entity which is a constituent party to the merger or consolidation may be exchanged for or converted into cash, property, rights or securities of, or interests in, the surviving or resulting Entity or any other Entity as provided by the agreement of merger or consolidation and the Delaware Act.

     16.2 Effect of Merger. When any merger or consolidation shall have become effective under the Delaware Act, all of the rights, privileges and powers of the Company and any other Entities that have merged or consolidated, and all property, real, personal and mixed, and all debts due to either the Company or any of said Entities, shall be vested in the surviving or resulting Entity and shall thereafter be the property of the surviving or resulting Entity as they were of each of the Company and any other Entity that have merged or consolidated, and the title to any real property vested by deed or otherwise, under Delaware law, in either the Company or any such Entities, shall not revert or be in any way impaired except as provided by the Delaware Act. All rights of creditors and all liens upon any property of any of the Company or said Entities shall be preserved unimpaired, and all debts, liabilities and duties of each of the Company or said Entities shall thenceforth attach to the surviving or resulting Entity, and may be enforced against the surviving or resulting Entity to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Unless otherwise provided in the agreement of merger or consolidation, regardless of whether the Company is the resulting or surviving Entity of a merger or consolidation, such merger or consolidation of the Company shall not require the Company to wind up its affairs or distribute its assets pursuant to the Delaware Act.

     16.3 Certificate of Merger. If the Company merges or consolidates pursuant to this Article XVI, the Entity surviving or resulting in or from such merger or consolidation shall file a certificate of merger or consolidation in the Office of the Secretary of State of Delaware in accordance with the Delaware Act. The certificate of merger or consolidation shall act as a certificate of cancellation for the Company in the event the Company is not the surviving or resulting Entity in said merger or consolidation.

                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS

      17.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Agreement. If mailed, any such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail with postage thereon prepaid, addressed and sent as aforesaid.

      17.2 Books of Account and Records. Proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company shall be kept or shall be caused to be kept by the Company. Such books and records shall be maintained as provided in Section 12.4. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during reasonable business hours.

      17.3 Application of Delaware Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

      17.4 Waiver of Action for Partition. Each Member irrevocably waives, during the term of the Company, any right that such Member may have to maintain any action for partition with respect to the property of the Company.

      17.5 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

      17.6 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

      17.7 Waivers. No waiver of any right under this Agreement shall be effective unless evidenced in writing and executed by the Person entitled to the benefits thereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent another act or omission, which would have originally constituted a violation, from having the effect of an original violation.

      17.8 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other rights or remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

      17.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

      17.10 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

      17.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

      17.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     EXECUTED as of this 30th day of September, 1994.

                                    DRILEX HOLDINGS CORP.


                                    By:
                                       ------------------------------
                                    Name:
                                    Title:


                                    COBB DIRECTIONAL DRILLING
                                    COMPANY, INC.


                                    By:
                                       ------------------------------
                                    Name:
                                    Title:

                                                                       EXHIBIT E


                            STOCKHOLDERS' AGREEMENT


     This Stockholders' Agreement ("Agreement"), dated as of September 30, 1994, is among Drilex Holdings Corp., a Delaware corporation ("Corporation"), the stockholder or stockholders of the Corporation whose signatures appear on the signature pages of this Agreement under the caption "Stockholders" (referred to herein individually as a "Stockholder" and collectively as the "Stockholders") and, where applicable, the respective spouses of the Stockholders.

     1. Introduction. The Corporation is incorporated under the laws of the State of Delaware. The Corporation and the Stockholders believe that it is in the best interests of each, respectively, to restrict transfers of the Common Stock of the Corporation with a view to, among other things, (i) minimizing the likelihood of discord and deadlocks; (ii) maximizing the likelihood that the ownership of Common Stock will remain with those who are active in corporation affairs, thus enhancing motivation and incentive of such owners; (iii) avoiding defaults in or accelerations of payment obligations under material agreements to which the Corporation is or may be a party; and (iv) otherwise assuring the orderly continuity of management, the non-attainment of any of which would result in adverse consequences to the Corporation. Accordingly, in consideration of the mutual promises contained herein, and subject to the terms and conditions herein set forth, the parties have entered into this Agreement.

     2.  Certain Definitions.  As used in this Agreement:

          (i) The term "Acquisition Proposal" means a bona fide written proposal to a Stockholder for the acquisition of Common Stock by the person or entity making such proposal.

          (ii) The term "Affiliate" of any person shall mean an entity or other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. As used in this definition, the term "control", including the correlative terms "controlling", "controlled by" and "under common control with" shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person, corporation or other entity.

          (iii) The term "Board" means the Board of Directors of the Corporation and any duly authorized committee thereof. All determinations by the Board required pursuant to the terms of this Agreement to be made by the Board shall be binding and conclusive.

          (iv) The term "Common Stock" means (a) all shares of common stock of the Corporation owned by each of the Stockholders on the date hereof, (b) all shares of common stock hereafter issued by the Corporation to or acquired by any Stockholder (whether or not from the Corporation), whether in connection with a purchase, issuance, grant, stock split, stock dividend, reorganization, warrant, option, convertible security, right to acquire or otherwise, and (c) all securities of the Corporation or any other corporation or entity which any Stockholder acquires in respect of his or her shares of Common Stock in connection with any exchange, merger, recapitalization, consolidation, reorganization or other transaction to which the Corporation is a party. All references herein to Common Stock owned by a Stockholder include the community interest or similar marital property interest, if any of the spouse of such Stockholder in such Common Stock. The term "common stock" shall mean any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation (whether or not shares of such class have voting rights).

          (v) The term "Disposition" shall mean any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of Common Stock (or any interest therein or right thereto) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the Common Stock (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Common Stock whether voluntary or involuntary, including, without limitation (a) as a part of any liquidation of the Stockholder's assets or
     (b) as a part of any reorganization of a Stockholder pursuant to the United States or other bankruptcy law or other similar debtor relief laws; provided, that the participation by Stockholders in a proposed underwritten public offering of common stock of the Corporation (including the entry into an underwriting agreement, a custody agreement and other agreements ordinarily executed by selling stockholders in connection therewith), which public offering, if consummated, would constitute an Initial Public Offering, and the consummation thereof, shall not constitute a Disposition, it being understood that, if such proposed underwritten public offering is terminated or abandoned prior to consummation or is not consummated in a manner which constitutes an Initial Public Offering, the Common Stock of such participating Stockholders shall remain subject to this Agreement and no Disposition thereof (whether pursuant to agreements entered into in connection with such proposed underwritten public offering or otherwise) shall be permitted hereunder without compliance with the terms of this Agreement. For a Stockholder that is not an individual, "Disposition" shall specifically include any direct or indirect, voluntary or involuntary transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance or any other disposition of any equity interest in such Stockholder.

          (vi) The term "Eligible Offerees" shall mean the Corporation and/or a purchaser or purchasers designated by the Corporation.

          (vii) The term "Family Member" of an individual Stockholder shall mean (a) any member of the immediate family of such individual Stockholder, including parents, siblings, spouse and children (including those by adoption); the parents, siblings, spouse or children (including those by adoption) of such immediate family member; and in any such case any trust whose primary beneficiary is such individual Stockholder or one or more members of such immediate family and/or such Stockholder's lineal descendants, and (b) the legal representative or guardian of such individual Stockholder or of any such immediate family member in the event such individual Stockholder or any such immediate family member becomes mentally incompetent.

          (viii) The term "Initial Public Offering" shall mean the consummation of an underwritten public offering of common stock of the Corporation pursuant to a registration statement filed under the Securities Act after the date hereof (other than any registration statement relating to warrants, options or shares of capital stock granted or to be granted or sold primarily to employees, directors, or officers of the Corporation, a registration statement filed pursuant to Rule 145 under the Securities Act or any successor rule, a registration statement relating to employee benefit plans or interests therein and any registration statement covering preferred stock or securities issued in connection with any debt or preferred stock financing of the Corporation) wherein the aggregate net proceeds (after deducting all costs, discounts, commissions and other expenses of the offering) to the Corporation, the selling stockholders or the Corporation and the selling stockholders are at least $10,000,000.

          (ix) The term "Purchase Price" shall mean, subject to adjustment pursuant to Paragraph 5.4 and the provisions of this Paragraph 2(ix), (a) for purposes of the purchase of Shares Subject to the Offer under Paragraph 3.1, the price per share set forth in the Acquisition Proposal and (b) for purposes of the purchase of Shares Subject to the Offer under Paragraphs
     3.2 through 3.4, and shares of Common Stock purchased by a Divorced Stockholder or a Surviving Stockholder under Paragraphs 3.2 and 3.3, the per share fair market value of the outstanding common stock of the Corporation as last determined in good faith by the Board prior to the Pricing Date, or if the Board determines in good faith that the per share fair market value of the outstanding common stock of the Corporation has materially changed from the amount as last determined prior to the Pricing Date, the per share fair market value of the outstanding common stock of the Corporation as determined in good faith by the Board as of the most recent practicable date prior to the Pricing Date, or, if the Corporation has consummated an Initial Public Offering within the three month period immediately preceding the Pricing Date, the per share fair market value of the Corporation as determined in good faith by the Board as of the most recent practicable date (but in no event shall such date predate the consummation of such Initial Public Offering) prior to the Pricing Date. For purposes hereof, the "Pricing Date" is (as applicable) the date of the Offer (as defined in paragraphs 3.2, 3.3 and 3.4, as applicable) or the first date on which the options referred to in paragraphs 3.2 and 3.3 are exercisable. The Board shall have no obligation to determine the value of the common stock of the Corporation more or less often than once each year. If the transferor of the Common Stock shall disagree with the Purchase Price as so determined by the Board pursuant to clause (b) of the first sentence of this Paragraph 2(ix), such transferor may give written notice of such disagreement to the Corporation and the Corporation shall promptly cause an independent third party appraiser (who shall be satisfactory to the Corporation and such transferor) to determine the per share value of the outstanding common stock as of the most recent practicable date prior to the Pricing Date, and the determination by such appraiser shall be deemed the Purchase Price for such transaction and shall be final and binding on the Corporation and such transferor. Such written notice of disagreement shall contain the agreement by such transferor to pay one-half of the fees and expenses of such appraiser in connection with such appraisal. Neither the Corporation nor any officer, director, employee or agent thereof shall have any liability with respect to valuation of shares of Common Stock bought or sold at the Purchase Price, as determined pursuant to this Paragraph 2(ix), even though the Purchase Price as so determined may be more or less than actual fair market value, and shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any person as to matters which the Corporation or such director, officer, employee or agent reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation. As used in this Paragraph (ix) the term "per share fair market value" shall mean (I) the value of the common equity of the Corporation, taken as a whole, based on the Corporation continuing as a going concern divided by (II) the number of shares of common equity of the Corporation outstanding. The per share fair market value shall not be discounted for minority shareholder interests or for reasons of illiquidity.

          (x) The term "Related Dispositions" shall mean a series of Dispositions to one person or group of persons (as "group" is defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") and as so defined, "Group") (a) within any 180-day period or (b) pursuant to a common agreement or plan of disposition among the persons making such Dispositions, whether written or oral.

          (xi) The term "Required Voting Percentage" shall mean a majority of the shares of Common Stock outstanding owned by the Stockholders as of the date the vote is taken.

          (xii) The term "Retirement" means the termination of employment with the Corporation or any of its subsidiaries by an employee in accordance with the Company's normal retirement policy.

          (xiii) The term "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          (xiv) The term "Shares Subject to the Offer" shall mean (a) with respect to an Offer required under Paragraph 3.1 as a result of an Acquisition Proposal, all shares of Common Stock subject to such Acquisition Proposal, and no others,

     (b) with respect to an Offer required under Paragraph 3.2, all shares of Common Stock transferred to or retained by or vested in the Divorced Spouse (as defined therein) and not elected to be purchased by the Divorced Stockholder (as defined therein) within the time limits specified therein, and no others, (c) with respect to an Offer required under Paragraph 3.3, all shares of Common Stock vesting in or transferable to any heir or legatee of the deceased spouse other than the Surviving Stockholder (as defined therein) and not elected to be purchased by the Surviving Stockholder within the time limits specified therein, and no others and (d) all shares of Common Stock owned by a Stockholder required to make an Offer under Paragraph 3.4.

     3. General Rule. No Stockholder shall make or permit any Disposition, directly or indirectly, through an Affiliate or Family Member or otherwise (regardless of the manner in which such Stockholder initially acquired Common Stock), without compliance with the provisions of this Agreement.

     3.1 Acquisition Proposal. In the event any Stockholder desires, and is permitted under Paragraphs 6 and 9, to make a Disposition involving the sale of any Common Stock (except for Dispositions as provided in Paragraphs 3.2 through 3.4 or pursuant to the applicable provisions of Paragraph 7), such Disposition may only be made after the fifth anniversary of the date hereof and then only if an Acquisition Proposal is received by the Stockholder with respect thereto, and then only in compliance with this Agreement. Upon receipt of an Acquisition Proposal which Stockholder is permitted hereunder to accept and desires to accept, the Stockholder desiring to accept the Acquisition Proposal ("Offeror") shall offer (the "Offer"), by written notice to the Corporation, to sell the Shares Subject to the Offer to the Eligible Offerees pursuant to the terms of this Agreement. Offers under this Paragraph 3.1 shall (i) be irrevocable for so long as the Eligible Offerees have the right to purchase any Shares Subject to the Offer, (ii) be sent by the Offeror to the Corporation, (iii) state the consideration for and the number of Shares Subject to the Offer, and (iv) contain a description of and a copy of the Acquisition Proposal. In addition, the Offeror shall provide to the Corporation all other information with respect to the Acquisition Proposal and the proposed transferee reasonably requested by the Corporation in order to enable it to evaluate the Acquisition Proposal and verify the bona fide nature thereof. The date of such Offer shall be deemed to be the date such written notice satisfying the provisions of this Paragraph 3.1 is delivered to the Corporation.

     3.2 Divorce of Stockholder. If the marital relationship of a Stockholder is terminated by divorce, and pursuant to such divorce or any property settlement in connection with such divorce, Common Stock (or any interest therein) previously registered in the name of such Stockholder ("Divorced Stockholder") is transferred to, or a community property interest or similar marital property interest is retained by or vested in, the spouse of the Divorced Stockholder ("Divorced Spouse"), the Divorced Stockholder shall promptly notify the Corporation of such event. The Divorced Stockholder shall have the option to purchase all of the Divorced Stockholder's Common Stock (and all interests therein) which has been transferred to or which is retained by or vested in the Divorced Spouse by virtue of the divorce decree, property settlement, or by operation of the community property or similar marital property laws for the Purchase Price, and the Divorced Spouse shall be obligated to sell such Common Stock (and all interests therein) to the Divorced Stockholder for the Purchase Price. Such option must be exercised, and the purchase consummated, within 30 days after the Common Stock is transferred to or allowed to be retained by or vested in the Divorced Spouse. The option shall be exercised by the giving of written notice of exercise to the Divorced Spouse. The Divorced Stockholder shall, within five days after the expiration of such 30-day period, deliver written notice to the Corporation as to whether the Divorced Stockholder has purchased all of the Common Stock (and all interests therein) so transferred to or otherwise vested in or retained by the Divorced Spouse. In the event such written notice states that the Divorced Stockholder has not purchased all such Common Stock (and all interests therein), or no such notice is delivered to the Corporation within the time required, the Divorced Spouse shall be deemed to have made an irrevocable offer (the "Offer") of all such Common Stock (and all interests therein) to the Eligible Offerees as of (i) the date of receipt of such notice by the Corporation if delivered within the time required, or (ii) if such notice is not delivered within the time required, the date of the receipt by the Corporation of evidence satisfactory to it that all such Common Stock (and all interests therein) was not purchased by the Divorced Stockholder within such 30-day period. All such Common Stock (and all interests therein) shall be deemed to be Shares Subject to the Offer pursuant to this Paragraph 3.2.

     3.3 Death of Spouse. If the spouse of a Stockholder dies, and all or any portion of the Common Stock registered in the name of such Stockholder ("Surviving Stockholder") vests in or is transferable to any heir or legatee other than the Surviving Stockholder, the Surviving Stockholder shall promptly notify the Corporation of such event. The Surviving Stockholder shall have the option to purchase all of the Common Stock vesting in or transferable to such heir or legatee for the Purchase Price, and the estate of the deceased spouse shall be obligated to sell such Common Stock to the Surviving Stockholder for the Purchase Price. Such option must be exercised by the Surviving Stockholder, and the purchase consummated, within 60 days after the last to occur of (i) the entry of an order of a probate or similar court (having jurisdiction over the estate of the deceased spouse) (a) admitting to probate the will of the deceased spouse, or (b) determining the heirs of the deceased spouse if the deceased spouse is determined to have died intestate, or (ii) the appointment of the executor, administrator or legal representative of the estate of the deceased spouse. The option shall be exercised by the giving of written notice of exercise to the executor, administrator or legal representative of the deceased spouse's estate. The Surviving Stockholder shall, within five days after the expiration of such 60-day period, deliver written notice to the Corporation as to whether the Surviving Stockholder has purchased all of the Common Stock vesting in or transferable to any such heir or legatee. In the event such written notice states that the Surviving Stockholder has not purchased all such Common Stock, or no such notice is delivered to the corporation within the time required, all such heirs and legatees shall be deemed to have made an irrevocable offer (the "Offer") of such Common Stock to the Eligible Offerees as of (A) the date of the receipt of such notice by the Corporation, if delivered within the time required, or (B) if such notice is not given within the time required, the date of the receipt by the Corporation of evidence satisfactory to it that all such Common Stock was not purchased by the Surviving Stockholder within such 60-day period. All such Common Stock shall be deemed Shares Subject to the Offer pursuant to this Paragraph 3.3.

     3.4 Bankruptcy; Transfer of Interest in Stockholder. If any of the following occur:

          (i) any Stockholder shall (a) voluntarily be adjudicated a bankrupt or insolvent, (b) consent to or not contest the appointment of a receiver or trustee for himself, herself or itself or for all or any part of his, her or its property, (c) file a petition seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or any other competent jurisdiction, (d) make a general assignment for the benefit of his, her or its creditors, or (e) become insolvent,

          (ii) if a petition is filed against a Stockholder seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or other competent jurisdiction, or a court of competent jurisdiction enters an order, judgment or decree appointing a receiver or trustee for a Stockholder, or for any part of his, her or its property, and such petition, order, judgment or decree shall not be and remain discharged or stayed within a period of 60 days after its entry, or

          (iii) if a Disposition described in the last sentence of Paragraph 2(v) shall occur with respect to a Stockholder that is not an individual,

any such event shall be deemed an irrevocable "Offer", and such Stockholder shall promptly notify the Corporation of such event and the date of such Offer shall be the date such Stockholder so notifies the Corporation (or, if no such notice is delivered to the Corporation by the Stockholder, the Offer will be deemed to be made on the date of the Corporation's receipt of evidence, satisfactory to it, of any of the foregoing events). All Common Stock registered in the name of such Stockholder shall be Shares Subject to the Offer pursuant to this Paragraph 3.4.

     4.   [Intentionally omitted]

     5.   Procedures; Price.

     5.1 Eligible Offerees. The Eligible Offerees (in the aggregate) shall have the right, for 30 days following the date of an Offer pursuant to Paragraphs 3.1 through 3.4, to accept the Offer for all (but not less than all) of the Shares Subject to the Offer. If the Corporation shall not have sufficient surplus to permit it lawfully to purchase Shares Subject to the Offer which the Corporation has accepted in whole or in part, the Stockholders shall promptly upon the request of the Corporation, take such action to vote their respective shares to reduce the stated capital of the Corporation or to authorize such other steps as may be appropriate or necessary in order to enable the Corporation, if possible, lawfully to purchase such Shares Subject to the Offer.

     5.2 Certain Effects of Offers. If the Eligible Offerees do not accept an Offer for all of the Shares Subject to the Offer, and such Offer has been made under Paragraph 3.1, the Offeror desiring to make the Disposition pursuant to Paragraph 3.1 shall be permitted, subject to compliance with Paragraphs 6 and 9, at any time or times within, but not after,

30 days after the expiration of all rights to accept such Offer, to make a Disposition of all (but not less than all) of the Shares Subject to the Offer; provided, however, that no such Disposition shall be made at a lower price or on more favorable terms or to any person other than specified in the Acquisition Proposal. All Common Stock transferred in accordance with the terms of this Agreement to any third party or to any Eligible Offeree (other than the Corporation), and all Shares Subject to the Offer pursuant to Paragraph 3.1 and remaining unsold after such 30-day period, and all Shares Subject to the Offer under Paragraphs 3.2 through 3.4 (unless acquired by the Corporation), shall remain subject to the terms of this Agreement.

     5.3 Acceptance; Closing. Eligible Offerees who accept an Offer as to all or any portion of the Shares Subject to the Offer shall evidence their acceptance by delivering, within 30 days after the date of the Offer, to the Offeror or other transferor a written notice of intent to purchase such Shares Subject to the Offer ("Acceptance Notice"). The closing of the acquisitions of Shares Subject to the Offer by Eligible Offerees shall be consummated within 30 days following the delivery of the Acceptance Notice. In the case of all acquisitions of Shares Subject to the Offer by Eligible Offerees, such acquisitions shall be consummated at a closing held at the principal offices of the Corporation (unless otherwise mutually agreed), at which time the Purchase Price (if cash, in the form of a cashier's check) shall be delivered to the transferor of the Common Stock or the transferor's representative, and the transferor or the transferor's representative shall deliver to the Eligible Offeree(s) purchasing such shares certificates representing all of the Shares Subject to the Offer, duly endorsed for transfer or accompanied by duly executed stock powers, and such evidence of good title to the Shares Subject to the Offer and the absence of liens, encumbrances and adverse claims with respect thereto as the Corporation reasonably requests and such other matters as are necessary for the proper transfer of the Shares Subject to the Offer to the acquiring Eligible Offeree(s) on the books of the Corporation.

     5.4 Form of Payment. The Purchase Price of any Shares Subject to the Offer purchased by Eligible Offerees pursuant to an Offer made under Paragraph
3.1 shall be on such terms as contemplated by the Acquisition Proposal; provided, however, that if (i) the party which has made the Acquisition Proposal has proposed to acquire Shares Subject to the Offer not wholly in cash and (ii) any Eligible Offeree desires to consummate the acquisition(s) of Shares Subject to the Offer (pursuant to the terms hereof) wholly in cash, then, upon request by such Eligible Offeree, the Board shall determine the per share cash value of the Acquisition Proposal, and such amount shall be the cash price per share to be paid to the Offeror by any Eligible Offeree who desires to purchase the Shares Subject to the Offer for cash. If the transferor of the Common Stock shall disagree with the per share cash value as so determined by the Board, such transferor may give written notice of such disagreement to the Corporation and the Corporation shall promptly cause an independent third party appraiser (who shall be satisfactory to the Corporation and such transferor) to determine such per share cash value, and the determination by such appraiser shall be the cash price per share for such transaction and shall be final and binding on the Corporation, such Eligible Offeree and such transferor. Such written notice of disagreement shall contain the agreement by such transferor to pay one-half of the fees and expenses of such appraiser in connection with such appraisal. The Purchase Price of all Shares Subject to the Offer pursuant to an offer made under Paragraphs 3.2 through 3.4 shall be paid in cash.

     6. Loan and Other Agreements. Notwithstanding anything herein to the contrary, no Stockholder shall make any Disposition (including but not limited to a Disposition pursuant to Paragraph 3 or 7 hereof) which, in the Corporation's reasonable judgment (as evidenced by a resolution of the Board), would cause a breach or default or acceleration of payments under any loan agreement, note, indenture or other agreement or instrument to which the Corporation and/or any of its Affiliates is a party and under which the indebtedness or liability of the Corporation and/or any of its Affiliates exceeds $1 million ("Material Agreement"). Such a determination by the Corporation will have no effect if such Stockholder delivers to the Corporation an opinion of counsel addressed to the Corporation and reasonably satisfactory to the Corporation to the effect that no such breach, default or acceleration will be caused. Therefore, each Stockholder desiring or required to make a Disposition shall, prior to attempting to effect any such Disposition, (i) give written notice to the Corporation describing the proposed Disposition and the proposed transferee in sufficient detail, setting forth the number of shares of Common Stock as to which such Stockholder desires to make a Disposition, and
(ii) provide such other information concerning the Disposition as the Corporation reasonably requests. If the proposed Disposition would cause (determined as set forth above) a breach or default or acceleration of payments under any Material Agreement, then such Disposition may not be made, and any attempted Disposition shall be null and void. If such Disposition is permitted by this Section 6 and any shares of Common Stock with respect to which approval has been given are not actually transferred within 30 days from the date of such approval, then all of the provisions of this Agreement shall apply to any subsequent transaction affecting such Common Stock or any interest therein. Additionally, all shares of Common Stock transferred (whether to a third party or any Eligible Offeree other than the Corporation) pursuant to the terms hereof shall remain subject to this Agreement.

     7. Permitted Dispositions. The following Dispositions shall be permitted without compliance with the provisions of Paragraphs 3 and 5 (but the other provisions of this Agreement, including Paragraphs 6 and 9, shall apply to each of the following Dispositions):

          (i) by any Stockholder to an Eligible Offeree or any person in a Disposition to which the Corporation consents, it being understood that the Corporation has no obligation to consent to any such Disposition;

          (ii) after the second anniversary of the date hereof by such Stockholder to any Family Member of such Stockholder, or from a Family Member of any Stockholder to such Stockholder;

          (iii) upon the death of any Stockholder, to the estate, heirs, beneficiaries or legatees of such Stockholder;

          (iv) by any Stockholder to a bank or other financial institution for purposes of securing a loan to such Stockholder; provided, that such bank or financial institution shall have first delivered to the Corporation its written agreement, in form and substance satisfactory to the Corporation, that upon any foreclosure or any transaction in lieu of foreclosure with respect to such Common Stock such bank or financial institution shall assume and be bound by all the terms of this Agreement;

          (v) after the second anniversary of the date hereof, to an entity organized under Section 501(c)(3) of the Internal Revenue Code of 1986 or any successor statute (the "Code");

          (vi) after the second anniversary of the date hereof, by any Stockholder during his lifetime to (a) a guardian of the estate of such Stockholder, (b) an inter-vivos trust for the benefit of such Stockholder or whose primary beneficiary is one or more of such Stockholder's lineal descendants (including lineal descendants by adoption), (c) the spouse of such Stockholder during marriage and not incident to divorce, or (d) such Stockholder's lineal descendants (including lineal descendants by adoption);

          (vii) after the second anniversary of the date hereof, to a Stockholder by (a) a guardian of the estate of such Stockholder, (b) an inter-vivos trust for the benefit of such Stockholder or whose primary beneficiary is one or more of such Stockholder's lineal descendants (including lineal descendants by adoption), (c) the spouse of such Stockholder during marriage and not incident to divorce, or (d) such Stockholder's lineal descendants (including lineal descendants by adoption); and

          (viii)  by Posi-Trak Mud Motors, Inc. to Archie A. Cobb, III;

provided, however, that as a condition to any such permitted transfer any person (including such person's spouse, if any) or entity (other than the Corporation) so acquiring such Common Stock shall be required to subject the Common Stock acquired by such person or entity to the provisions of this Agreement, and thereafter any such person or entity shall be deemed a "Stockholder" for the purposes of this Agreement.

     8. Conditions To Permitted Transfers. As a condition to the Corporation's obligation to effect a transfer permitted hereunder, any transferee of Common Stock shall be required to become a party to this Agreement, and shall have all the rights and obligations of a Stockholder hereunder, by executing an Adoption Agreement in the form of Exhibit "A" attached hereto or in such other form that is satisfactory to the Corporation.

     9.   Standstill Agreement; Securities Matters.

     9.1 Standstill Agreement. At any time that the Corporation is engaged in an underwritten public offering of its securities, each Stockholder agrees that he will make no Disposition of Common Stock on any securities exchange or in the over-the-counter or any other public trading market for whatever period of time the Corporation (upon the recommendation of its underwriters) requests by written notice to each Stockholder; provided, however, (i) that such request shall not be for a period extending longer than 180 days following the later of
(a) the effectiveness of the registration statement to which the public offering relates or (b) the date of the underwriting agreement. If a public offering giving rise to the obligations set forth under this Paragraph 9 will terminate this Agreement pursuant to the provisions of Paragraph 12(v), then the obligations in this Paragraph 9 shall survive the termination of this Agreement for 180 days after the Initial Public Offering, after which time the obligations in this Paragraph 9 shall terminate.

   9.2. Securities Laws. No Stockholder shall make any Disposition of Common Stock at any time if such action would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of the Common Stock under any such laws or a breach of any undertaking or agreement of a Stockholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder, and the Corporation shall not transfer upon its books any shares of Common Stock unless prior thereto the Corporation shall have received an opinion of counsel in form and substance satisfactory to the Corporation that such transaction is in compliance with this Paragraph 9.2. Each Stockholder agrees that any certificates representing shares of Common Stock shall bear appropriate legends restricting the sale or other transfer of such Common Stock in accordance with applicable federal or state securities or blue sky laws and in accordance with the provisions of this Agreement. This Paragraph 9.2 shall survive termination of this Agreement for the maximum period permitted by applicable law.

     10. Endorsement of Stock Certificates. All certificates of Common Stock of the Corporation now owned or that may hereafter be acquired by the Stockholders or any transferee (which transferee is subject to the terms of this Agreement) shall be endorsed on the reverse side thereof substantially as follows:

          BY THE TERMS OF A STOCKHOLDERS' AGREEMENT, CERTAIN RESTRICTIONS HAVE BEEN PLACED UPON THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE. THE CORPORATION WILL FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

The foregoing legend shall be in addition to any and all other legends required by applicable law or contract to be placed on certificates representing Common Stock, including those referred to in Paragraph 9.

     11. Notices. In the event a notice or other document is required to be sent hereunder to the Corporation or to any Stockholder or the spouse or legal representative of a Stockholder, such notice or other document, if sent by mail, shall be sent by registered mail, return receipt requested, to the party entitled to receive such notice or other document at (i) Drilex Holdings Corp., 6600 Texas Commerce Tower, Houston, Texas 77002, Attention President, in the case of the Corporation, (ii) at the addresses shown on the stock transfer records of the Corporation in the case of the Stockholders, their spouses and their respective legal representatives, or (iii) at such other address as any such party shall request as to such party in a written notice sent to the Corporation. Any such notice shall be effective and deemed received three days after proper deposit in the mails, but actual notice shall be effective however and whenever received. The Corporation or any Stockholder or spouse or their respective legal representatives may effect a change of address for purposes of this Agreement by giving notice of such change to the Corporation, and the Corporation shall, upon the request of any party hereto, notify such party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.

     12.  Miscellaneous Provisions.

          (i) This Agreement shall be subject to and governed by the laws of the State of Delaware.

          (ii) Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

          (iii) This Agreement shall be binding upon the Corporation, the Stockholders, any spouses of the Stockholders, and their respective heirs, executors, administrators and permitted successors and assigns.

          (iv) This Agreement may be amended or waived from time to time by an instrument in writing signed by the Corporation and the holders of at least the Required Voting Percentage at the time of such amendment, and such instrument shall be designated on its face as an "Amendment" to this Agreement.

          (v) This Agreement shall terminate after ten days prior written notice by the Corporation to all parties hereto (which notice may be conditional upon the occurrence or nonoccurrence of specified events), and shall terminate automatically upon (a) the dissolution of the Corporation, or (b) the later of (A) five years after the date hereof or (B) the completion of the Initial Public Offering, provided, however, that Paragraph 9 of this Agreement shall survive any such termination to the extent and for the periods set forth in such Paragraphs.

          (vi) Any Stockholder who disposes of all such Stockholder's Common Stock in conformity with the terms hereof shall cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

          (vii) The spouses of the individual Stockholders are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property interests or similar marital property interests in the Common Stock they may now or hereafter own, and agree that the termination of their marital relationship with any Stockholder for any reason shall not have the effect of removing any Common Stock of the Corporation otherwise subject to this Agreement from the coverage hereof and that their awareness, understanding, consent and agreement are evidenced by their signing this Agreement. Furthermore, each individual Stockholder agrees to cause his or her spouse (and any subsequent spouse) to execute and deliver, upon the request of the Corporation, a counterpart of this Agreement, or an Adoption Agreement in the form attached hereto as Exhibit "A", or in a form satisfactory to the Corporation.

          (viii) Any Disposition or attempted Disposition in breach of this Agreement shall be void and of no effect; provided that the Corporation may determine to treat any attempted Disposition in breach of this Agreement as an Offer pursuant to Paragraph 3.4; and if so the date of the Offer shall be deemed to be the date the

     Corporation, after receipt of evidence satisfactory to it that such Disposition or attempted Disposition has occurred, gives written notice of such Disposition or attempted Disposition to the Eligible Offerees, and the Corporation shall have a period of 180 days after receipt of actual knowledge of the Disposition and all relevant facts to give such notice.
     In connection with any attempted Disposition in breach of this Agreement, the Corporation may hold and refuse to transfer any Common Stock or any certificate therefor tendered to it for transfer, in addition to and without prejudice to any and all other rights or remedies which may be available to it or the Stockholders. Each party hereto acknowledges that a remedy at law for any breach or attempted breach hereof will be inadequate, agrees that each other party hereto shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive any requirement for the obtaining of any such injunctive or other equitable relief.

          (ix) Each Stockholder and his or her spouse, if any, hereby appoint the Corporation as their agent and attorney to make the Offers required and take all actions necessary under Paragraphs 3.2 through 3.4 and 12(viii) on their behalf and to execute any required Adoption Agreement on their behalf, and expressly bind themselves to such Offers and to the Corporation's execution of any such Adoption Agreement without further action on their part, and such powers of attorney granted herein are deemed to be coupled with an interest in the Common Stock and shall survive the death, disability, bankruptcy or dissolution of such Stockholder or his or her spouse, if any.

          (x) If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such declaration shall not affect the validity of the remaining provisions.

          (xi) This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto, whether written, oral or otherwise. This Agreement may be executed in multiple counterparts, any one of which may contain the signature of more than one party, but all of which counterparts together shall constitute one and the same instrument.

          (xii) No person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

          (xiii) Each Stockholder, if an employee of the Corporation or any of its subsidiaries, acknowledges and agrees that neither the acquisition of Common Stock by such Stockholder nor the execution of this Agreement by the Corporation or such Stockholder creates any obligation whatsoever by the Corporation or any of its subsidiaries to continue such Stockholder's employment or otherwise affects the Corporation's right, which the Stockholder hereby acknowledges, to terminate such Stockholder's employment at will, with or without cause in the sole discretion of the Corporation or any of its subsidiaries which is an employer of such Stockholder.

         (xiv) If any Common Stock is pledged to a bank or other financial institution as permitted by Paragraph 7(iv) and such shares are to be sold to Eligible Offeree(s), the Stockholders and their spouses, if the transferor of such shares, hereby authorize any such bank or financial institution to deliver certificates representing such shares to the Corporation against receipt of the Purchase Price therefor, and authorize the Eligible Offeree(s) to make payment of the Purchase Price to such bank or financial institution for application to any indebtedness secured by any such shares, and such bank or financial institution is hereby authorized to apply such Purchase Price so received to any such indebtedness.

          (xv) If, and as often as, there are any changes in the Common Stock or the common stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock or common stock as so changed.

     13.  Rights and Obligations to Participate in Stock Sales.

     13.1 In the event (a) DRLX Partners, L.P. ("DRLX") receives a bona fide written proposal (a "DRLX Acquisition Proposal") for the purchase of all of the shares of Common Stock of the Corporation (other than pursuant to an Initial Public Offering) and (b) the Stockholders have not elected pursuant to Section
13.2 to participate in such transaction to the maximum extent provided in such Section, DRLX shall promptly notify the Corporation of such fact (which notice shall include a copy of such DRLX Acquisition Proposal) and the Corporation shall send a copy of such notice (which notice shall include a copy of such DRLX Acquisition Proposal) to all of the Stockholders. If such DRLX Acquisition Proposal is acceptable to DRLX, then DRLX shall have the right and option, exercisable by notifying the Corporation within 20 Business Days of its receipt of the DRLX Acquisition Proposal (and the Corporation, in turn, shall promptly notify each of the other Stockholders of its receipt of such notice), to require each Stockholder to sell, and upon DRLX's exercise of such option, each Stockholder shall be obligated to sell, to the purchaser pursuant to the terms of the DRLX Acquisition Proposal, all of such Stockholder's shares of Common Stock. In order for the provisions of this Section 13.1 to apply, a DRLX Acquisition Proposal must (1) be from a third party that is not an Affiliate of DRLX and (2) provide the same price per share and the same form of consideration (or the same right of election of consideration) to all Stockholders and to DRLX.

     13.2 If DRLX receives a DRLX Acquisition Proposal for the purchase of any of its shares of Common Stock (other than pursuant to an Initial Public Offering or a sale to an Affiliate thereof), and desires to accept such DRLX Acquisition Proposal (such desire to be evidenced in writing to the Board together with a copy of such DRLX Acquisition Proposal), the Corporation shall notify the Stockholders of such DRLX Acquisition Proposal (the "DRLX Acquisition Proposal Notice") and furnish a copy of the DRLX Acquisition Proposal thereto, and thereafter each of the Stockholders shall have the right and option to elect, by giving written notice to the Corporation within 5 Business Days following receipt of the DRLX Acquisition Proposal Notice (and the Corporation shall promptly notify the other Stockholders of each Stockholder's election pursuant to this Paragraph 13.2) to sell, pursuant to the terms of the DRLX Acquisition Proposal, a portion of such Stockholder's shares of Common Stock equal to (or, at each such Stockholder's election, less than) the fraction (not to exceed 1) obtained by dividing the total number of outstanding shares of Common Stock to be sold pursuant to the DRLX Acquisition Proposal by the total number of shares of Common Stock held by DRLX, by all Stockholders electing to sell pursuant to the DRLX Acquisition Proposal and by any other stockholders of the Corporation having rights similar to the rights in this Section 13.2 or otherwise having the right to participate in such transaction.

     This Agreement is executed by the Corporation and by each Stockholder and spouse of a Stockholder to be effective as of the date first above written.

                              CORPORATION:

                              DRILEX HOLDINGS CORP.



                              By:
                                 -------------------------------
                              Name:
                                   -----------------------------
                              Title:
                                    ----------------------------

                                  STOCKHOLDERS
                                  ------------

                                                  SHARES OWNED AT
          STOCKHOLDERS                           TIME OF EXECUTION
          ------------                           -----------------

          POSI-TRAK MUD MOTORS, INC.


          By:_______________________                  133,333
          (Stockholder)



                     SPECIAL JOINDER BY DRLX PARTNERS, L.P.
                     --------------------------------------

          DRLX Partners, L.P. hereby joins in this Agreement for the sole purpose of evidencing its agreement to be bound by the provisions set forth in Paragraph 13. The parties acknowledge and agree that DRLX Partners, L.P. is not a "Stockholder" for purposes of this Agreement.

                              DRLX Partners, L.P.

                              By: SCF Partners, L.P.

                                  By: SCF Investment Partners, Inc.,
                                      Its General Partner



                                      By:______________________________
                                         L. E. Simmons
                                         President

                                  EXHIBIT "A"

                           ADOPTION AGREEMENT (form)


     This Adoption Agreement ("Adoption") is executed pursuant to the terms of the Stockholders' Agreement dated as of _______________, 1994, a copy of which is attached hereto and is incorporated herein by reference (the "Stockholders' Agreement"), by the transferee ("Transferee") executing this Adoption. By the execution of this Adoption, the Transferee agrees as follows:

     1. Acknowledgment. Transferee acknowledges that Transferee is acquiring certain shares of the common stock of Drilex Holdings Corp., a Delaware corporation (the "Corporation"), subject to the terms and conditions of the Stockholders' Agreement. Capitalized terms used herein without definition are defined in the Stockholders' Agreement and are used herein with the same meanings set forth therein.

     2. Agreement. Transferee (i) agrees that shares of the common stock of the Corporation, acquired by Transferee, and certain other shares of common stock and other securities that may be acquired by the Transferee in the future, shall be bound by and subject to the terms of the Stockholders' Agreement pursuant to the terms thereof and (ii) hereby adopts the Stockholders' Agreement with the same force and effect as if he were originally a party thereto.

     3. Notice. Any notice required as permitted by the Stockholders' Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

     4. Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse's best interests and to bind such spouse's community interest, if any, in the shares of common stock and other securities referred to above and in the Stockholders' Agreement to the terms of the Stockholders' Agreement.

     EXECUTED AND DATED this the        day of               , 1994.
                                 -------       --------------

                              TRANSFEREE:


                              By:
                                 ------------------------------------
                              Address:
                                      -------------------------------

                              ---------------------------------------

                              SPOUSE:


                              By:
                                 ------------------------------------

          Agreed to on behalf of the Corporation and all Stockholders and their respective spouses pursuant to Paragraph 12(ix) of the Stockholders' Agreement.

                              DRILEX HOLDINGS CORP.
                              (For itself and as Attorney-in-Fact for the Stockholders and their respective spouses)


                              By:
                                 -----------------------------------------

                                     A-2